Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

STANDARD PACIFIC CORP.

and

THE RYLAND GROUP, INC.

Dated as of June 14, 2015

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

Exhibit A	Surviving Corporation Certificate
Exhibit B	Surviving Corporation Bylaws

INDEX OF DEFINED TERMS

Definition	Location
Acceptable Confidentiality Agreement	5.2(a)
Acquisition Proposal	5.2(h)(i)
Action	3.10
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(b)(ii)
Amended Stockholders Agreement	Recitals
Book-Entry Shares	2.3(b)
Business Day	8.3(b)
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
COBRA	3.12(c)(vi)
Code	Recitals
Confidentiality Agreement	5.5(b)
Continuing Employee	5.7(a)
Contract	3.5(a)

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
control	8.3(c)
Conversion Notice	Recitals
Costs	5.10(a)
Delaware Secretary of State	1.3
DGCL	Recitals
Effective Time	1.3
Employment Agreements	Recitals
Environmental Law	3.14(b)
ERISA	3.12(a)
Exchange Act	3.5(b)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Exchange Ratio	2.1(b)
Excluded Shares	2.1(c)
FCPA	3.23
Form S-4	5.4(a)
GAAP	3.6(b)
Governance Matters	1.8
Governmental Entity	3.5(b)
Hazardous Substance	3.14(c)
HSR Act	3.4(d)
Indebtedness	8.3(d)
Indemnified Parties	5.10(a)
Intervening Event	5.2(h)(iii)
IRS	3.12(a)
knowledge	8.3(e)
Law	3.5(a)
Liens	3.2(a)
Maryland Department	1.3
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(b)
MGCL	Recitals
NYSE	1.6(a)
Outside Date	7.1(b)(i)
PBGC	3.12(c)(iv)
Pension Plan	3.12(b)
Permits	3.11
Person	8.3(f)
Proxy Statement	5.4(a)
Related Party	3.22
Representatives	5.2(a)
Reverse Split	2.1(a)
Ryland	Preamble
Ryland Adverse Recommendation Change	5.2(b)(i)
Ryland Board	3.4(b)
Ryland Bylaws	3.1(b)
Ryland Charter	3.1(b)
Ryland Common Stock	2.1(b)

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Ryland Convertible Notes	3.2(a)
Ryland Disclosure Letter	Article III
Ryland Employees	3.13(a)
Ryland Equity Plans	8.3(g)
Ryland ESPP	2.2(c)
Ryland Expenses	7.3(e)
Ryland Financial Advisor	3.24
Ryland Intellectual Property	3.19
Ryland Leased Real Property	3.18(b)
Ryland Material Adverse Effect	3.1(a)
Ryland Material Contract	3.16(a)
Ryland Option	2.2(a)
Ryland Owned Real Property	3.18(a)
Ryland Permitted Lien	3.18(a)
Ryland Plan	3.12(a)
Ryland Preferred Stock	3.2(a)
Ryland Public Contracts	3.16(a)
Ryland Rights	3.21
Ryland Rights Agreement	3.21
Ryland RSU	2.2(b)
Ryland SEC Documents	3.6(a)
Ryland Stockholder Approval	3.4(a)
Ryland Stockholders Meeting	5.4(a)
Ryland Termination Fee	7.3(b)
Sarbanes-Oxley Act	3.6(a)
SEC	3.6(a)
Securities Act	3.5(b)
Standard Pacific	Preamble
Standard Pacific Adverse Recommendation Change	5.3(b)(i)
Standard Pacific Board	4.4(b)
Standard Pacific Bylaws	4.1(b)
Standard Pacific Charter	4.1(b)
Standard Pacific Common Stock	2.1(a)
Standard Pacific Convertible Notes	4.2(a)
Standard Pacific Disclosure Letter	Article IV
Standard Pacific Employees	4.13(a)
Standard Pacific Equity Plans	8.3(h)
Standard Pacific Expenses	7.3(c)
Standard Pacific Financial Advisor	4.24
Standard Pacific Intellectual Property	4.19
Standard Pacific Leased Real Property	4.18(b)
Standard Pacific Material Adverse Effect	4.1(a)
Standard Pacific Material Contract	4.16(a)
Standard Pacific Option	4.2(a)
Standard Pacific Owned Real Property	4.18(a)
Standard Pacific Permitted Lien	4.18(a)
Standard Pacific Plan	4.12(a)
Standard Pacific Preferred Stock	4.2(a)

v

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Standard Pacific Public Contracts	4.16(a)
Standard Pacific Rights	4.21
Standard Pacific Rights Agreement	4.21
Standard Pacific SEC Documents	4.6(a)
Standard Pacific Senior Convertible Preferred Stock	4.2(a)
Standard Pacific Series A Preferred Stock	4.2(a)
Standard Pacific Series B Convertible Preferred Stock	4.2(a)
Standard Pacific Stockholder Approval	4.4(a)
Standard Pacific Stockholders Meeting	5.4(a)
Standard Pacific Termination Fee	7.3(d)
Stockholder	Recitals
Subsidiary	8.3(i)
Superior Proposal	5.2(h)(ii)
Surviving Corporation	1.1
Surviving Corporation Board	1.6(a)
Surviving Corporation Bylaws	1.5(b)
Surviving Corporation Certificate	1.5(a)
Surviving Corporation Common Stock	2.1(a)
Surviving Corporation Option	2.2(a)
Surviving Corporation RSU	2.2(b)
Takeover Laws	3.20
Tax Return	8.3(j)
Taxes	8.3(k)
Voting Agreement	Recitals
WARN Act	3.13(c)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 14, 2015, between Standard Pacific Corp., a Delaware corporation (“Standard Pacific”), and The Ryland Group, a Maryland corporation (“Ryland”).

RECITALS

WHEREAS, the parties intend to effect the merger (the “Merger”) of Ryland with and into Standard Pacific, with Standard Pacific surviving that merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Standard Pacific has approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and determined that the Merger is advisable;

WHEREAS, the Board of Directors of Ryland has approved this Agreement and the Merger in accordance with the Maryland General Corporation Law (the “MGCL”) and determined that the Merger is advisable;

WHEREAS, for federal income tax purposes, Standard Pacific and Ryland intend that (i) the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Ryland’s willingness to enter into this Agreement, MP CA Homes LLC, a Delaware limited liability company (the “Stockholder”), is entering into an agreement (the “Voting Agreement”) pursuant to which the Stockholder has agreed, among other things, to vote the shares of Standard Pacific Preferred Stock and Standard Pacific Common Stock held by the Stockholder in favor of the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as condition and inducement to Ryland’s and Standard Pacific’s willingness to enter into this Agreement, Standard Pacific and the Stockholder are entering into an Amended and Restated Stockholders Agreement (the “Amended Stockholders Agreement”) effective only as of the Effective Time, which amends and restates in its entirety that certain Stockholders Agreement, dated June 27, 2008, among the same parties;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as condition and inducement to Ryland’s and Standard Pacific’s willingness to enter into this Agreement, the Stockholder is delivering an irrevocable notice of conversion (the “Conversion Notice”), pursuant to which all shares of Standard Pacific Preferred Stock shall be converted into Surviving Corporation Common Stock as of immediately after the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as condition and inducement to Ryland’s and Standard Pacific’s willingness to enter into this Agreement, Standard Pacific is entering into (i) an employment agreement with the Chief Executive Officer of Standard Pacific, effective only as of the Effective Time, pursuant to which he shall be employed as the Executive Chairman of the Surviving Corporation Board and (ii) an employment agreement with the Chief Executive Officer of Ryland, effective only as of the Effective Time, pursuant to which he shall be employed as the Chief Executive Officer and President of the Surviving Corporation (collectively, the “Employment Agreements”);

WHEREAS, Standard Pacific and Ryland desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Standard Pacific and Ryland hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and MGCL, at the Effective Time, Ryland shall be merged with and into Standard Pacific. Following the Merger, the separate corporate existence of Ryland shall cease, and Standard Pacific shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), by electronic exchange of documents (provided that if Ryland and Standard Pacific mutually agree to a physical closing then the Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Suite 4000, Los Angeles, California 90067), unless another date, time or place is agreed to in writing by Standard Pacific and Ryland. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and shall concurrently file the Certificate of Merger, or any other certificate, agreement or other document specified in the relevant provisions of the MGCL to cause the Merger to be effective in Maryland with the State Department of Assessments and Taxation of the State of Maryland (the “Maryland Department”), executed in accordance with the relevant provisions of the MGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State and the Maryland Department or at such other time as Standard Pacific and Ryland shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Standard Pacific and Ryland shall vest in the Surviving Corporation, and all debts, liabilities and duties of Standard Pacific and Ryland shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Standard Pacific shall be amended and restated so that it reads in its entirety as set forth in Exhibit A hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Certificate”) until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of Standard Pacific or Ryland, the bylaws of Standard Pacific shall be amended and restated so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended and restated, shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors.

(a) Unless otherwise agreed by Standard Pacific and Ryland prior to the Effective Time, Standard Pacific and Ryland shall cause the Board of Directors of the Surviving Corporation (the “Surviving Corporation Board”) to consist, at the Effective Time, of ten (10) members, of which two (2) will be executive directors and eight (8) will be non-executive directors. In accordance with and subject to the Surviving Corporation Bylaws, at the Effective Time, the Surviving Corporation Board shall be comprised of: (i) as executive directors (A) the Chief Executive Officer of Standard Pacific as of immediately prior to the Effective Time (who shall be the Executive Chairman of the Surviving Corporation Board as of immediately after the Effective Time as provided in Section 1.7(a)) and (B) the Chief Executive Officer of Ryland as of immediately prior to the Effective Time (who shall be the Chief Executive Officer and President of the Surviving Corporation as of the immediately after the Effective Time as provided in Section 1.7(a)); and (ii) as non-executive directors (A) the Chairman of the Board of Directors of Ryland as of immediately prior to the Effective Time (who shall be the Lead Independent Director of the Surviving Corporation Board as of immediately after the Effective Time as provided in Section 1.7(a)) and three (3) other individuals from the Board of Directors of Ryland as of immediately prior to the Effective Time (other than the Chief Executive Officer of Ryland as of immediately prior to the Effective Time) and designated by Ryland in writing prior to the Effective Time and (B) four (4) individuals from the Board of Directors of Standard Pacific as of immediately prior to the Effective Time (other than the Chief Executive Officer of Standard Pacific as of immediately prior to the Effective Time) and designated by Standard Pacific in writing prior to the Effective Time. The parties agree that the four (4) non-executive directors so appointed by each of Standard Pacific and Ryland shall qualify as “independent” directors under the applicable rules of the New York Stock Exchange, Inc. (the “NYSE”).

(b) In accordance with and subject to the Surviving Corporation Bylaws, at the Effective Time, the Surviving Corporation Board shall constitute the following committees of the Surviving Corporation Board, each of which shall consist of two (2) members of the Surviving Corporation Board designated by Ryland and two (2) members of the Surviving Corporation Board designated by Standard Pacific, in each case subject to applicable legal and regulatory requirements (including listing standards of applicable Governmental Entities): (i) the Audit Committee, (ii) the Nominating and Governance Committee and (iii) the Compensation Committee. As of the Effective Time, the charters of the Audit Committee, Nominating and Governance Committee and Compensation Committee shall each be in a form reasonably acceptable to the parties. As of the Effective Time, the Nominating and Governance Committee shall be chaired by members of the Surviving Corporation Board designated by Standard Pacific, and the Audit Committee and Compensation Committee shall be chaired by members of the Surviving Corporation Board designated by Ryland. The parties agree that, in addition to qualifying as “independent” directors under the applicable rules of the NYSE, each member of any of these committees shall meet any other applicable independence standards set forth in the charter of such committee.

Section 1.7 Leadership. In accordance with and subject to the Surviving Corporation Bylaws, at the Effective Time, (i) the Chief Executive Officer of Standard Pacific as of immediately prior to the Effective Time shall become the Executive Chairman of the Surviving Corporation Board, (ii) the Chief Executive Officer of Ryland as of immediately prior to the Effective Time shall become the Chief Executive Officer and President of the Surviving Corporation and (iii) the Chairman of the Board of Directors of Ryland as of immediately prior to the Effective Time shall be the Lead Independent Director of the Surviving Corporation Board, each until the earlier of his resignation or removal or until his successor is duly elected and qualified. The duties, powers and responsibilities of (i) the Chief Executive Officer and President of the Surviving Corporation and the Executive Chairman of the Surviving Corporation Board shall be as set forth in the Surviving Corporation Bylaws and their respective Employment Agreements and (ii) the Lead Independent Director shall be as set forth in the Corporate Governance Guidelines of the Surviving Corporation, which shall be reasonably acceptable to the parties and which the Surviving Corporation Board shall adopt at the Effective Time.

Section 1.8 Governance Matters. Each of Standard Pacific, Ryland, the Surviving Corporation and their respective Boards of Directors shall take all actions reasonably necessary to cause the matters set forth in

Sections 1.5, 1.6, 1.7 (together with the Employment Agreements and the Amended Stockholders Agreement, the “Governance Matters”) to occur as of the Effective Time, and immediately after the Effective Time, the Board of Directors of the Surviving Corporation shall adopt resolutions ratifying the Governance Matters.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF

CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Standard Pacific, Ryland or the holders of any shares of capital stock of Standard Pacific or Ryland:

(a) In accordance with the Surviving Corporation Certificate, each five (5) shares of common stock, par value $0.01 per share (“Standard Pacific Common Stock”) of Standard Pacific issued and outstanding immediately prior to the Effective Time shall be combined and converted (the “Reverse Split”) into one (1) issued and outstanding share of common stock, par value $0.01 per share (“Surviving Corporation Common Stock”), of the Surviving Corporation after giving effect to the Reverse Split.

(b) Subject to Section 2.3(f), each share of common stock, par value $1.00 per share, of Ryland (“Ryland Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), together with the associated Ryland Rights (as defined herein), shall thereupon be converted into and become exchangeable for 1.0191 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Surviving Corporation Common Stock after giving effect to the Reverse Split (the “Merger Consideration”). As of the Effective Time, all such shares of Ryland Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f), in each case to be issued or paid in accordance with Section 2.3, without interest.

(c) Each share of Ryland Common Stock owned, directly or indirectly, by Standard Pacific immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Ryland Common Stock or Standard Pacific Common Stock, reorganization, recapitalization, reclassification or other like change with respect to Ryland Common Stock or Standard Pacific Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this Section 2.1(d) shall be construed to permit Ryland or Standard Pacific to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Treatment of Options and Other Equity-Based Awards.

(a) At the Effective Time, each option (each, a “Ryland Option”) to purchase shares of Ryland Common Stock granted under any of the Ryland Equity Plans that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Ryland Common Stock and shall be automatically converted into an option to acquire shares of Surviving Corporation Common Stock (a “Surviving Corporation Option”), on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof pursuant to the existing terms of the relevant Ryland Equity Plans or applicable award agreement thereunder by reason of the transactions contemplated hereby) as were applicable under such Ryland Option as of immediately prior to the Effective Time, subject to adjustment as provided in this Section 2.2(a). The number of shares of Surviving Corporation Common Stock subject to each such Surviving Corporation Option shall be equal to (i) the number of shares of Ryland Common Stock subject to each Ryland Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Surviving Corporation Common Stock, and such Surviving Corporation Option shall have an exercise price per share equal to (A) the exercise price per share of Ryland Common Stock otherwise purchasable pursuant to such Ryland Option divided by (B) the Exchange Ratio, rounded up, if necessary, to the nearest whole cent; provided, that in the case of any Ryland Option to which Section 421 of the Code applies as of the Effective Time (taking into account the effect of any accelerated vesting thereof pursuant to the existing terms of the relevant Ryland Equity Plans or applicable award agreement thereunder by reason of the transactions contemplated hereby, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Surviving Corporation Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that the exercise price, the number of shares of Surviving Corporation Common Stock subject to, and the terms and conditions of exercise of each Surviving Corporation Option shall also be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) At the Effective Time, each time-based or performance-based restricted stock unit award, including each performance award granted under the Ryland 2013 Executive Officer Long-Term Incentive Plan, or the Ryland 2014 Executive Officer Long-Term Incentive Plan, or the Ryland 2015 Executive Officer Long-Term Incentive Plan (each, a “Ryland RSU”) representing the right to receive shares of Ryland Common Stock granted under any Ryland Equity Plans, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Ryland Common Stock and shall be converted into a right to receive shares of Surviving Corporation Common Stock (a “Surviving Corporation RSU”), on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant Ryland Equity Plans or applicable award agreement thereunder by reason of the transactions contemplated hereby) as were applicable under such Ryland RSU as of immediately prior to the Effective Time. The number of shares of Surviving Corporation Common Stock subject to each such Surviving Corporation RSU shall be equal to (i) the number of shares of Ryland Common Stock subject to each Ryland RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Surviving Corporation Common Stock. For the avoidance of doubt, at the Effective Time all performance-based vesting criteria to which any outstanding Ryland RSUs are subject for which the performance period has not yet been completed as of the Effective Time shall be deemed achieved at the target performance level.

(c) Ryland shall take such action as may be necessary with respect to Ryland’s employee stock purchase plan (the “Ryland ESPP”) to cause, no later than ten (10) Business Days prior to the Closing Date, (i) accumulated contributions under any then-ongoing offering or purchase period to be used to purchase shares of Ryland Common Stock in accordance with the terms of the ESPP and (ii) the termination of all options or purchase rights under all such ongoing offering or purchase periods immediately after such purchase. Any shares of Ryland Common Stock so purchased shall be treated in accordance with Section 2.1 above. Ryland shall take such action as may be necessary to terminate the Ryland ESPP no later than the Business Day immediately preceding the Closing Date. All amounts withheld by Ryland on behalf of the participants in the Ryland ESPP that have not been used to purchase shares of Ryland Common Stock prior to termination of the Ryland ESPP will be returned to the participants without interest pursuant to the terms of the Ryland ESPP upon the termination of the Ryland ESPP.

(d) Prior to the Effective Time, Ryland shall adopt such resolutions and shall take such other actions as may be reasonably required to effectuate the provisions of this Section 2.2.

(e) The Surviving Corporation shall reserve for issuance a number of shares of Surviving Corporation Common Stock at least equal to the number of shares of Surviving Corporation Common Stock that will be subject to Surviving Corporation Options and Surviving Corporation RSUs as a result of the actions contemplated by this Section 2.2. As soon as practicable following the Effective Time, the Surviving Corporation shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms, including Form S-3) with respect to the shares of Surviving Corporation Common Stock subject to such Surviving Corporation Options and Surviving Corporation RSUs and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Surviving Corporation Options and Surviving Corporation RSUs remain outstanding and are required to be registered.

Section 2.3 Exchange and Payment.

(a) At the Effective Time, the Surviving Corporation shall deposit (or cause to be deposited) with a bank or trust company designated by the Surviving Corporation (the “Exchange Agent”), in trust for the benefit of holders of shares of Ryland Common Stock immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares), book-entry shares (or certificates if requested) representing the shares of Surviving Corporation Common Stock issuable pursuant to Section 2.1(b) and cash sufficient to make payments in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f). In addition, the Surviving Corporation shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 2.3(d). All certificates representing shares of Surviving Corporation Common Stock, dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Ryland Common Stock that were converted into the right to receive the Merger Consideration, any dividends or distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as the Surviving Corporation or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the shares of Ryland Common Stock formerly represented by such Certificate (other than Excluded Shares) (A) that number of whole shares of Surviving Corporation Common Stock (after taking into account all shares of Ryland Common Stock then held by such holder under all Certificates so surrendered) to which such holder of Ryland Common Stock shall have become entitled pursuant to Section 2.1(b) (which shall be in uncertificated book-entry form unless a physical certificate is requested), (B) any dividends or other distributions payable pursuant to Section 2.3(d) and (C) any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Exchange Agent to issue and send to each holder of uncertificated shares of Ryland Common Stock represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares, (1) that number of whole shares of Surviving Corporation Common Stock to which such holder of Book-Entry Shares shall have become entitled pursuant to the provisions of Section 2.1(b) (which shall be in book-entry form unless a physical certificate is requested), (2) any dividends or other distributions payable pursuant to Section 2.3(d) and (3) any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f).

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of the Surviving Corporation that such tax is not applicable.

(d) (i) No dividends or other distributions with respect to Surviving Corporation Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Surviving Corporation Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Surviving Corporation Common Stock shall be paid to any such holder pursuant to Section 2.3(f), in each case until the holder thereof shall surrender such Certificate in accordance with this Article II. Following the surrender of a Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Surviving Corporation Common Stock and the amount of any cash payable in lieu of a fractional share of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Surviving Corporation Common Stock.

(ii) Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive shares of Surviving Corporation Common Stock under this Article II shall be paid (A) at the time of payment of such Surviving Corporation Common Stock by the Exchange Agent under Section 2.3(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Surviving Corporation Common Stock, and the amount of any cash payable in lieu of a fractional share of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 2.3(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 2.3(b) payable with respect to such whole shares of Surviving Corporation Common Stock.

(e) The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f) issued and paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Ryland Common Stock (together with the associated Rights) formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of Ryland shall be closed and there shall be no further registration of transfers of the shares of Ryland Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions with respect to the Surviving Corporation Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Corporation. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former stockholder of Ryland who otherwise would be entitled to receive a fractional share of Surviving Corporation Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Surviving Corporation Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of Ryland Common Stock held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 2.1(b) by (ii) the volume weighted average closing price of one share of Surviving Corporation Common Stock on the NYSE for the five trading days ending on the last trading day immediately prior to the date on which the Effective Time shall occur, as such price is reported on the NYSE Composite Transactions Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).

(g) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares) shall thereafter look only to the Surviving Corporation, as general creditors thereof, for payment of the Merger Consideration, any unpaid dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f) (subject to abandoned property, escheat or other similar laws), without interest.

(h) None of the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Surviving Corporation Common Stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Surviving Corporation Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration (and all dividends or other distributions with respect to shares of Surviving Corporation Common Stock and any cash in lieu of fractional shares of Surviving Corporation Common Stock pursuant to this Article II) would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

(j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to the Surviving Corporation, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f).

Section 2.4 Withholding Rights. The Surviving Corporation and the Exchange Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of shares of Ryland Common Stock or otherwise pursuant to this Agreement such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RYLAND

Except (a) as disclosed or reflected in the Ryland SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by Ryland to Standard Pacific prior to the execution of this Agreement (the “Ryland Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Ryland Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement (other than Section 3.15) to which the relevance of such information is reasonably apparent), Ryland represents and warrants to Standard Pacific as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of Ryland and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept or equivalent) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures where for any such failures to have such power and authority or to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Ryland Material Adverse Effect. For purposes of this Agreement, “Ryland Material Adverse Effect” means any event, change, occurrence or effect that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Ryland and its Subsidiaries, taken as a whole or (B) materially impairs the ability of Ryland to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so, other than any change, effect, event or occurrence arising out of or resulting from (1) changes in general economic, financial market, business or geopolitical conditions, (2) general changes or developments in any of the industries in which Ryland or its Subsidiaries operate, (3) natural disasters or calamities, (4) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (5) any changes in the price or trading volume of Ryland’s stock, in and of itself (provided, the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Ryland Material Adverse Effect” may be taken into account in determining whether there has been a Ryland Material Adverse Effect), (6) any failure by Ryland to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Ryland Material Adverse Effect” may be taken into account in determining whether there has been a Ryland Material Adverse Effect), (7) any outbreak or escalation of hostilities or any acts of war or terrorism, (8) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Ryland and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein or the failure to provide any notice to, or to obtain any consent from, any third party related to the transaction contemplated hereby, (9) any action taken by Ryland, or which Ryland causes to be taken by any of its Subsidiaries, in each case which is required by this Agreement or (10) any actions taken (or not taken) at the request of Standard Pacific; provided, however, that any change, effect, event or occurrence referred to in clauses (1), (2), (3), (4) and (7) immediately above shall be taken into account in determining whether a Ryland Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event or occurrence has had a disproportionate effect on Ryland and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Ryland or its Subsidiaries operate.

(b) Ryland has previously furnished or otherwise made available to Standard Pacific true and complete copies of Ryland’s articles of incorporation (the “Ryland Charter”) and bylaws (the “Ryland Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of Ryland consists of 199,990,000 shares of Ryland Common Stock and 10,000 shares of Series A Junior Participating Preferred Stock, par value $1.00 per share (the “Ryland Preferred Stock”). As of the close of business on May 31, 2015 (the “Measurement Date”), (i) 46,848,340 shares of Ryland Common Stock were issued and outstanding, (ii) no shares of Ryland Preferred Stock were issued and outstanding, (iii) 4,538,434 shares of Ryland Common Stock were reserved for issuance pursuant to Ryland Equity Plans (of which 925,146 shares were subject to outstanding awards under such plans), (iv) 10,589,742 shares of Ryland Common Stock were reserved for issuance upon conversion of Ryland’s 1.6% convertible senior notes due May 2018 and 0.25% convertible senior notes due June 2019 (the “Ryland Convertible Notes”), (v) no shares of Ryland Preferred Stock were reserved for issuance upon the exercise of the Ryland Rights, (vi) Ryland Options to purchase 2,676,954 shares of Ryland Common Stock were outstanding, (vii) Ryland RSUs representing the right to receive 696,492 shares of Ryland Common Stock were outstanding, and (viii) no rights to purchase shares of Ryland Common Stock were outstanding under the Ryland ESPP. All outstanding shares of capital stock of Ryland are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, the Ryland Charter, the Ryland Bylaws or any Contract to which Ryland is a party or is otherwise bound. No shares of capital stock of Ryland are owned by any Subsidiary of Ryland. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Ryland have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Ryland, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”).

(b) Except as set forth above and except for changes since the Measurement Date resulting from the exercise of awards made under the Ryland Equity Plans outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of Ryland, (2) securities of Ryland convertible into or exchangeable for shares of capital stock or voting securities of Ryland or (3) options or other rights to acquire from Ryland, and no obligation of Ryland to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Ryland, (B) there are no outstanding obligations of Ryland to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Ryland and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Ryland or any of its Subsidiaries to which Ryland or any of its Subsidiaries is a party.

Section 3.3 Subsidiaries. Exhibit 21 to the Annual Report on Form 10-K filed by Ryland with the SEC on February 25, 2015 (without giving effect to any amendment filed on or after the date hereof) sets forth a true and complete list of each material Subsidiary of Ryland. All outstanding shares of capital stock, or other equity or voting interests in, each Subsidiary of Ryland are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, its certificate of incorporation or bylaws or comparable organizational documents, or any Contract to which Ryland is a party or is otherwise bound. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Ryland does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4 Authority.

(a) Ryland has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Ryland and the consummation by Ryland of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Ryland and no other corporate proceedings on the part of Ryland are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the holders of at least two-thirds of the outstanding shares of Ryland Common Stock (the “Ryland Stockholder Approval”). This Agreement has been duly executed and delivered by Ryland and, assuming the due authorization, execution and delivery by Standard Pacific, constitutes a valid and binding obligation of Ryland, enforceable against Ryland in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Board of Directors of Ryland (the “Ryland Board”), at a meeting duly called and held at which all directors of Ryland were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Ryland’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of Ryland for adoption and (iv) resolving to recommend that Ryland’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c) The Ryland Stockholder Approval is the only vote of the holders of any class or series of Ryland’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of Ryland’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Ryland other than the Merger.

(d) Ryland represents that the total fair market value of any assets held by Ryland and any entity Ryland controls not exempt under 16 C.F.R. § 802.2 (or other rule promulgated under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)) is less than $76,300,000 and understands that it is on the basis of this representation, together with the representation of Standard Pacific in Section 4.4(d), that the parties have concluded that no HSR Act filing is required.

Section 3.5 No Conflict; Consents and Approvals.

(a) Except as set forth in Section 3.5(a) of the Ryland Disclosure Letter, the execution, delivery and performance of this Agreement by Ryland does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Ryland with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Ryland or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Ryland Charter or Ryland Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of Ryland, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which Ryland or any of its Subsidiaries is a party or by which Ryland or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of the NYSE applicable to Ryland or any of its Subsidiaries or by which Ryland or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Ryland Material Adverse Effect (provided, that clause (9) of the definition of Ryland Material Adverse Effect shall be disregarded for purposes of this Section 3.5(a)).

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to Ryland or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Ryland or the consummation by Ryland of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, and the filing of the Certificate of Merger (or any other certificate, agreement or other document specified in the relevant provisions of the MGCL to cause the Merger to be effective in Maryland) with the Maryland Department, (iii) any filings and approvals required under the rules and regulations of NYSE, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had or would not reasonably be expected to have a Ryland Material Adverse Effect (provided, that clause (9) of the definition of Ryland Material Adverse Effect shall be disregarded for purposes of this Section 3.5(b)).

Section 3.6 SEC Reports; Financial Statements.

(a) Ryland has filed with or furnished to the Securities and Exchange Commission (the “SEC”) on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Ryland since January 1, 2012 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Ryland SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Ryland SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Ryland SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Ryland SEC Documents (i) have been prepared in a manner consistent with the books and records of Ryland and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Ryland and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since December 31, 2014, Ryland has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Ryland and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Ryland has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Ryland’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Ryland in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Ryland’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Ryland’s management has completed an assessment of the effectiveness of Ryland’s disclosure controls and procedures in accordance with Rule 13a-15 and, to the extent required by applicable Law, presented in any applicable Ryland SEC Document that is a report on Form 10-K or Form 10-Q its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report based on such evaluation. Based on Ryland’s management’s most recently completed evaluation of Ryland’s internal control over financial reporting prior to the date of this Agreement, (i) to the knowledge of Ryland, Ryland had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Ryland’s ability to record, process, summarize and report financial information and (ii) Ryland does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Ryland’s internal control over financial reporting.

(d) To the knowledge of Ryland, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Ryland.

Section 3.7 No Undisclosed Liabilities. Neither Ryland nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Ryland and its Subsidiaries as at December 31, 2014 included in the Annual Report on Form 10-K filed by Ryland with the SEC on February 25, 2015 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2014 that would not, individually or in the aggregate, reasonably be expected to have a Ryland Material Adverse Effect.

Section 3.8 Certain Information. None of the information supplied or to be supplied by or on behalf of Ryland specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement will not, at the time it is first mailed to Ryland’s stockholders, at the time of any amendments or supplements thereto and at the time of the Ryland Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, Ryland makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied in writing by or on behalf of Standard Pacific specifically for inclusion or incorporation by reference therein.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2014 through the date of the Agreement: (a) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Ryland Material Adverse Effect, and (b) except as otherwise contemplated or permitted by this Agreement, (i) Ryland and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice; and (ii) neither Ryland nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 3.10 Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, audit, examination, grievance or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of Ryland, threatened against or affecting Ryland or any of its Subsidiaries or any of their respective properties or assets, other than any Action that, individually or in the aggregate, has not had and would not reasonably be expected to have a Ryland Material Adverse Effect. Neither Ryland nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Ryland Material Adverse Effect. There is no Action pending or, to the knowledge of Ryland, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.11 Compliance with Laws. Ryland and each of its Subsidiaries are and, at all times since January 1, 2012 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Ryland Material Adverse Effect. None of Ryland or any of its Subsidiaries has received, since January 1, 2012, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets, which alleged violation has not been materially resolved and which, individually or in the aggregate has had or would reasonably be expected to have a Ryland Material Adverse Effect. Ryland and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Ryland Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Ryland Material Adverse Effect.

Section 3.12 Benefit Plans.

(a) Ryland has furnished or made available to Standard Pacific a true and complete list of each material Ryland Plan. For purposes of this Agreement, “Ryland Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), stock purchase, stock option, phantom stock or other equity-based, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance or dependent care plan, agreement, program, policy or other arrangement and each other employee benefit plan, agreement, program, policy or other arrangement, in each case, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, under which any current or former employee, director, independent contractor or consultant of Ryland or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or Ryland or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. Ryland has provided or made available to Standard Pacific a current, accurate and complete copy of each material Ryland Plan, and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of Ryland or its Subsidiaries concerning the extent of the benefits provided under a Ryland Plan, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(b) Neither Ryland, its Subsidiaries, nor any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) sponsors, maintains, contributes to or is required to contribute to or within the past six (6) years has sponsored, maintained, contributed to or been required to contribute to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, and no liability (contingent or otherwise) has been incurred by any of Ryland, its Subsidiaries or any member of their Controlled Group with respect to the foregoing that could become a liability of the Surviving Corporation.

(c) With respect to the Ryland Plans:

(i) each Ryland Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) except as would not reasonably be expected to result in material liability to Ryland or its Subsidiaries, no reportable event, as defined in Section 4043 of ERISA, non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred in the past six (6) years with respect to any Ryland Plan;

(iii) each Ryland Plan intended to be qualified under Section 401(a) of the Code is currently covered by a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of Ryland, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the qualified status of such Ryland Plan;

(iv) there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Ryland, threatened, relating to the Ryland Plans, any fiduciaries thereof with respect to their duties to the Ryland Plans or the assets of any of the trusts under any of the Ryland Plans (other than routine claims for benefits) nor, to the knowledge of Ryland, are there facts or circumstances that exist that could reasonably give rise to any such actions;

(v) none of Ryland, its Subsidiaries or any member of their Controlled Group has incurred any direct or indirect material liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Ryland Plan, and no fact or event exists that would reasonably be expected to give rise to any such liability; and

(vi) none of the Ryland Plans currently provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of Ryland, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by COBRA.

(d) The execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director, independent contractor or consultant of Ryland or any of its Subsidiaries to severance pay, unemployment compensation or any other similar termination payment or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due or require Ryland or any of its Subsidiaries to segregate any amount from its general assets in respect of any such employee, officer, director, independent contractor or consultant.

(e) Neither Ryland nor any of its Subsidiaries is a party to any agreement, contract, plan or arrangement that could reasonably be expected, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No current or former director, officer, employee, independent contractor or consultant of Ryland or any of its Subsidiaries is entitled to any gross-up, make-whole or any other payment from Ryland or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A or Section 4999 of the Code)) or any interest or penalty related thereto.

Section 3.13 Labor Matters.

(a) (i) There are no strikes or lockouts pending or, to the knowledge of Ryland, threatened with respect to any employees of Ryland or any of its Subsidiaries (“Ryland Employees”), and there have been no such activities in the past three (3) years, (ii) Ryland and its Subsidiaries are not parties to any collective bargaining agreement or other agreement with a labor union, works council or other employee representative organization and no such agreement is being negotiated by Ryland or any of its Subsidiaries, (iii) there is no union organizing effort pending or, to the knowledge of Ryland, threatened against Ryland or any of its Subsidiaries, and there have been no such activities in the past three (3) years, (iv) there is no labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Ryland, threatened against Ryland or any of its Subsidiaries, and there have been no such activities in the past three (3) years, (v) there is no slowdown or work stoppage in effect or, to the knowledge of Ryland, threatened with respect to Ryland Employees, and there have been no such activities in the past three (3) years, (vi) no petition has been filed or proceeding instituted by or on behalf of any labor union, works council or other employee representative organization with any Governmental Entity seeking recognition or certification of a bargaining representative of any employees of Ryland or any of its Subsidiaries, and (vii) there is no material charge, complaint, or investigation pending or, to the knowledge of Ryland, threatened by any Governmental Entity against Ryland or any of its Subsidiaries concerning any alleged violation of any applicable Law respecting employment or employment practices, including, workplace health and safety, terms and conditions of employment, wages and hours, unfair labor practices, or employee classification;

(b) Ryland and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, including, workplace health and safety, terms and conditions of employment and wages and hours, unfair labor practices, and employee classification; and

(c) Except as would not reasonably be expected to result in material liability to Ryland and its Subsidiaries, neither Ryland nor any of its Subsidiaries has any liabilities or is in breach of any obligations under the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”) or any similar state or local Law as a result of any action taken by Ryland (other than at the written direction of Standard Pacific).

Section 3.14 Environmental Matters.

(a) Neither Ryland nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Ryland or any of its Subsidiaries is in material violation of, or liable under, any Environmental Law, and, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Ryland Material Adverse Effect, (i) Ryland and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Ryland and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Ryland or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Ryland or any of its Subsidiaries under applicable Environmental Laws; (iv) to the knowledge of Ryland, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Ryland or any of its Subsidiaries or as a result of any operations or activities of Ryland or any of its Subsidiaries at any location and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Ryland or any of its Subsidiaries under any Environmental Law; and (v) neither Ryland, its Subsidiaries nor any of their respective properties or facilities are subject to, or, to the knowledge of Ryland, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 3.15 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Ryland Material Adverse Effect:

(i) all Tax Returns required to be filed by or on behalf of Ryland and each of its Subsidiaries have been prepared and timely filed with the appropriate Governmental Entity (taking into account any valid extensions of time within which to file) and all such filed Tax Returns are complete and accurate,

(ii) all Taxes required to be paid by or on behalf of Ryland and each of its Subsidiaries have been timely paid with the appropriate Governmental Entity, and all Taxes that have accrued but are not yet payable have been reserved for in accordance with GAAP in Ryland’s financial statements included in Ryland’s SEC Documents or have been incurred in the ordinary course of business since the date of the most recent period covered by the financial statements included in Ryland’s SEC Documents,

(iii) all deficiencies asserted or assessed by a Governmental Entity against Ryland or any of its Subsidiaries have been paid in full or are adequately reserved in accordance with GAAP,

(iv) there are no pending or, to the knowledge of Ryland, threatened Actions relating to Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes,

(v) there are no Liens for Taxes on any of the assets of Ryland or any of its Subsidiaries other than Ryland Permitted Liens,

(vi) neither Ryland nor any of its Subsidiaries has any liability for Taxes of any other person (other than Ryland and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract, and

(vii) Ryland and its Subsidiaries have complied with all applicable Law relating to the payment, collection and withholding of Taxes and paid over to the appropriate Governmental Entity all amounts required to be so withheld or collected and paid under all applicable Law.

(b) Neither Ryland nor any of its Subsidiaries have been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the three-year period ending on the date hereof (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part) that was purported or intended to be governed by Section 355 of the Code.

(c) Neither Ryland nor any of its Subsidiaries have been included in a “consolidated,” “unitary” or “combined” Tax Return under U.S. federal, state, local or foreign Law with respect to Taxes for any taxable period (other than a group of which Ryland was the common parent).

(d) Neither Ryland nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements and purchase agreements).

(e) Neither Ryland nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Neither Ryland nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.16 Contracts.

(a) Section 3.16 of the Ryland Disclosure Letter lists each Contract, other than any Contract that is listed as an exhibit to Ryland’s annual report on Form 10-K for the year ended December 31, 2014 or Ryland’s quarterly report on Form 10-Q for the quarter ended March 31, 2015, in each case without giving effect to any amendment thereto filed on or after the date hereof (such contracts, the “Ryland Public Contracts”), of the following types to which Ryland or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) any Contract that would be required to be filed by Ryland as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Ryland on a Current Report on Form 8-K;

(ii) any Contract relating to Indebtedness and having an outstanding principal amount in excess of $5,000,000; and

(iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Ryland and its Subsidiaries, taken as a whole, is or would be conducted.

Each Ryland Public Contract, together with any contract of the type described in clauses (i) through (iii), is referred to herein as a “Ryland Material Contract.”

(b) (i) Each Ryland Material Contract is valid and binding on Ryland and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Ryland, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Ryland Material Adverse Effect; (ii) Ryland and each of its Subsidiaries, and, to the knowledge of Ryland, each other party thereto, has performed all obligations required to be performed by it under each Ryland Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Ryland Material Adverse Effect; and (iii) there is no default under any Ryland Material Contract by Ryland or any of its Subsidiaries or, to the knowledge of Ryland, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Ryland or any of its Subsidiaries or, to the knowledge of Ryland, any other party thereto under any such Ryland Material Contract, nor has Ryland or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Ryland Material Adverse Effect. Ryland has made available to Standard Pacific true and complete copies of all Ryland Material Contracts, including all amendments thereto.

Section 3.17 Insurance. Except as has not had or would not reasonably be expected to have a Ryland Material Adverse Effect, with respect to each insurance policy covering Ryland and its Subsidiaries, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Ryland nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy, (c) to the knowledge of Ryland, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby and (e) the insurance policies are sufficient for compliance by Ryland with all applicable Laws or obligations with respect to Ryland Material Contracts to maintain insurance to which Ryland is a party.

Section 3.18 Properties.

(a) With respect to the real property owned by Ryland or any Subsidiary (such property collectively, the “Ryland Owned Real Property”), except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Ryland Material Adverse Effect, (i) either Ryland or a Subsidiary of Ryland has good and valid title to such Ryland Owned Real Property, free and clear of all Liens other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, or which are being contested in good faith and for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Ryland or notes thereto included in the Ryland SEC Documents filed prior to the date hereof or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of such recent consolidated balance sheet of Ryland or (E) which would not reasonably be expected to materially impair the continued use of a Ryland Owned Real Property or a Ryland Leased Real Property as currently operated (each of the foregoing, a “Ryland Permitted Lien”) (and conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not materially adversely affect the use of the Ryland Owned Real Property by Ryland for residential home building), (ii) there are no reversion rights, outstanding options or rights of first refusal in favor of any other party to purchase, lease, occupy or otherwise utilize such Ryland Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially adversely affect the use by Ryland for residential home building of the Ryland Owned Real Property affected thereby and (iii) neither Ryland nor its Subsidiaries have collaterally assigned or granted a security interest in the Ryland Owned Real Property except for the Ryland Permitted Liens. Neither Ryland nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Ryland there is no pending or threatened condemnation or eminent domain proceeding with respect to any Ryland Owned Real Property, except proceedings which are not having or would not reasonably be expected to have, individually or in the aggregate, a Ryland Material Adverse Effect.

(b) Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Ryland Material Adverse Effect, (i) each material lease, sublease, license, easement and other agreement under which Ryland or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Ryland and its Subsidiaries are conducted (the “Ryland Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of Ryland or, if applicable, its Subsidiary or, to the knowledge of Ryland, the landlord or other parties to such lease or other agreement thereunder exists with respect to any Ryland Leased Real Property. Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Ryland Material Adverse Effect, Ryland and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Ryland Leased Real Property, free and clear of all Liens, except for Ryland Permitted Liens (and conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not adversely affect the use of the Ryland Leased Real Property by Ryland for residential home building). Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Ryland Material Adverse Effect, neither Ryland nor any of its Subsidiaries has (x) received notice of any pending, and, to the knowledge of Ryland, there is no threatened, condemnation proceeding with respect to any Ryland Leased Real Property, (y) collaterally assigned or granted a security interest in the Ryland Leased Real Property except for Ryland Permitted Liens, or (z) received any written notice of any default under lease or other agreement for a Ryland Leased Real Property and, to the knowledge of Ryland, no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a default by Ryland or any of its Subsidiaries, as applicable, under any such leases and agreements.

(c) Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Ryland Material Adverse Effect, no judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium, or other action by or before a Governmental Entity exists or is pending or threatened that restricts the development or sale of Ryland Owned Real Property currently under development or all or a portion of which is being held for sale by Ryland or any of its Subsidiaries.

(d) No developer-related charges or assessments imposed by any Governmental Entity (or any other person) for public improvements (or otherwise) against any Ryland Owned Real Property held for development, are unpaid (other than those reflected on the most recent financial statements of Ryland, and those incurred since the date of such financial statements of Ryland to the extent in the ordinary course of Ryland’s business and consistent with past practices), except for such charges and assessments as, in the aggregate, are not having or would not reasonably be expected to have, individually or in the aggregate, a Ryland Material Adverse Effect.

(e) Ryland or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its material tangible assets, free and clear of all Liens other than Ryland Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a

Ryland Material Adverse Effect on Ryland, the tangible personal property currently used in the operation of the business of Ryland and its Subsidiaries is in good working order (reasonable wear and tear excepted).

This Section 3.18 does not relate to intellectual property, which is the subject of Section 3.19.

Section 3.19 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Ryland Material Adverse Effect, either Ryland or a Subsidiary of Ryland owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Ryland Intellectual Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Ryland Material Adverse Effect, (a) there are no pending or, to the knowledge of Ryland, threatened claims by any Person alleging infringement, misappropriation or dilution by Ryland or any of its Subsidiaries of the intellectual property rights of any Person; (b) to the knowledge of Ryland, the conduct of the businesses of Ryland and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither Ryland nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with Ryland Intellectual Property; (d) to the knowledge of Ryland, no Person is infringing, misappropriating or diluting any Ryland Intellectual Property; (e) Ryland and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (f) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of Ryland’s or any Subsidiaries’ rights or obligations under, any agreement under which Ryland or any of its Subsidiaries grants to any Person, or any Person grants to Ryland or any of its Subsidiaries, a license or right under or with respect to any Ryland Intellectual Property.

Section 3.20 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Ryland Board has taken all actions so that the restrictions applicable to business combinations contained in Section 3-602 of the MGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Ryland Charter or Ryland Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.21 Rights Plan. Ryland and the Ryland Board have taken all action required to (a) render the preferred stock purchase rights (the “Ryland Rights”) issued pursuant to the Rights Agreement, dated as of December 18, 2008, between Ryland and American Stock Transfer & Trust Company, LLC, as Rights Agent, as amended on May 18, 2009 (the “Ryland Rights Agreement”) inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, (b) ensure that Standard Pacific will not be deemed to be an “Acquiring Person” for the purposes of the Ryland Rights Agreement and, as such, consummation of the Merger and the other transactions contemplated hereby shall not trigger the option of the Ryland Board to order the exchange of any Ryland Rights pursuant to Section 23 of the Ryland Rights Agreement and (c) cause the Ryland Rights to expire immediately prior to the Effective Time without any payment being made in respect thereof. Ryland has delivered to Standard Pacific a complete and correct copy of the Ryland Rights Agreement, as amended to the date of this Agreement.

Section 3.22 Related Party Transactions. No present or former director, executive officer, stockholder, partner, member, employee or Affiliate of Ryland or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon Ryland or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Ryland or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months. No Related Party of Ryland or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of Ryland or any of its Subsidiaries, or any organization which has a Contract with Ryland or any of its Subsidiaries.

Section 3.23 Certain Payments. Neither Ryland nor any of its Subsidiaries (nor, to the knowledge of Ryland, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 (“FCPA”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. LLC (the “Ryland Financial Advisor”), the fees and expenses of which will be paid by Ryland, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Ryland or any of its Affiliates.

Section 3.25 Opinion of Financial Advisor. The Ryland Board has received an oral opinion (to be confirmed in writing) of the Ryland Financial Advisor, dated on or about the date of this Agreement, to the effect that, as of such date, and subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion of the Ryland Financial Advisor, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Ryland Common Stock. A signed true and complete copy of such opinion has been or will promptly be provided to Standard Pacific for information purposes following receipt thereof by the Ryland Board.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STANDARD PACIFIC

Except (a) as disclosed or reflected in the Standard Pacific SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by Standard Pacific to Ryland prior to the execution of this Agreement (the “Standard Pacific Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Standard Pacific Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement (other than Section 4.15) to which the relevance of such information is reasonably apparent), Standard Pacific represents and warrants to Ryland as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Standard Pacific and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept or equivalent) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures where for any such failures to have such power and authority or to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Standard Pacific Material Adverse Effect. For purposes of this Agreement, “Standard Pacific Material Adverse Effect” means any event, change, occurrence or effect that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Standard Pacific and its Subsidiaries, taken as a whole or (B) materially impairs the ability of Standard Pacific to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so, other than any change, effect, event or occurrence arising out of or resulting from (1) changes in general economic, financial market, business or geopolitical conditions, (2) general changes or developments in any of the industries in which Standard Pacific or its Subsidiaries operate, (3) natural disasters or calamities, (4) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (5) any changes in the price or trading volume of Standard Pacific’s stock, in and of itself (provided, the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Standard Pacific Material Adverse Effect” may be taken into account in determining whether there has been a Standard Pacific Material Adverse Effect), (6) any failure by Standard Pacific to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Standard Pacific Material Adverse Effect” may be taken into account in determining whether there has been a Standard Pacific Material Adverse Effect), (7) any outbreak or escalation of hostilities or any acts of war or terrorism, (8) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Standard Pacific and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein or the failure to provide any notice to, or to obtain any consent from, any third party related to the transaction contemplated hereby, (9) any action taken by Standard Pacific, or which Standard Pacific causes to be taken by any of its Subsidiaries, in each case which is required by this Agreement or (10) any actions taken (or not taken) at the request of Ryland; provided, however, that any change, effect, event or occurrence referred to in clauses (1), (2), (3), (4) and (7) immediately above shall be taken into account in determining whether a Standard Pacific Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event or occurrence has had a disproportionate effect on Standard Pacific and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Standard Pacific or its Subsidiaries operate.

(b) Standard Pacific has previously furnished or otherwise made available to Ryland true and complete copies of Standard Pacific’s certificate of incorporation (the “Standard Pacific Charter”) and bylaws (the “Standard Pacific Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 4.2 Capital Stock.

(a) The authorized capital stock of Standard Pacific consists of 600,000,000 shares of Standard Pacific Common Stock, 1,500,000 shares of Senior Convertible Preferred Stock, par value $0.01 per share (the “Standard Pacific Senior Convertible Preferred Stock”), 1,000,000 shares of Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share (the “Standard Pacific Series A Preferred Stock”), and 5,000,000 shares of Series B Junior Participating Convertible Preferred Stock, par value $0.01 per share (the “Standard Pacific Series B Convertible Preferred Stock,” and together with the Standard Pacific Senior Convertible Preferred Stock and Standard Pacific Series A Preferred Stock, the “Standard Pacific Preferred Stock”). As of the Measurement Date, (i) 275,591,146 shares of Standard Pacific Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Standard Pacific Common Stock were held by Standard Pacific in its treasury, (iii) no shares of Standard Pacific Senior Convertible Preferred Stock or Standard Pacific Series A Preferred Stock were issued and outstanding and no shares of Standard Pacific Senior

Convertible Preferred Stock or Standard Pacific Series A Preferred Stock were held by Standard Pacific in its treasury, (iv) 267,829 shares of Standard Pacific Series B Convertible Preferred Stock were issued and outstanding and no shares of Standard Pacific Series B Convertible Preferred Stock were held by Standard Pacific in its treasury, (v) 87,812,786 shares of Standard Pacific Common Stock were reserved for issuance upon the conversion of the Standard Pacific Series B Convertible Preferred Stock, (vi) 71,075,915 shares of Standard Pacific Common Stock were reserved for issuance pursuant to any Standard Pacific Equity Plans (of which 2,902,746 shares were subject to outstanding options (each, a “Standard Pacific Option”) to purchase shares of Standard Pacific Common Stock granted under Standard Pacific Equity Plans), (vii) 31,312,850 shares of Standard Pacific Common Stock were reserved for issuance upon conversion of Standard Pacific’s 1 1⁄4% convertible senior notes due August 2032 (the “Standard Pacific Convertible Notes”) and (viii) no shares of Standard Pacific Preferred Stock were reserved for issuance upon the exercise of the Standard Pacific Rights. All outstanding shares of capital stock of Standard Pacific are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Standard Pacific Charter, the Standard Pacific Bylaws or any Contract to which Standard Pacific is a party or is otherwise bound. No shares of capital stock of Standard Pacific are owned by any Subsidiary of Standard Pacific. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Standard Pacific have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Standard Pacific, free and clear of all Liens.

(b) Except as set forth above and except for changes since the Measurement Date resulting from the exercise of awards made under the Standard Pacific Equity Plans outstanding on such date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of Standard Pacific, (2) securities of Standard Pacific convertible into or exchangeable for shares of capital stock or voting securities of Standard Pacific or (3) options or other rights to acquire from Standard Pacific, and no obligation of Standard Pacific to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Standard Pacific, (B) there are no outstanding obligations of Standard Pacific to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Standard Pacific and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Standard Pacific or any of its Subsidiaries to which Standard Pacific or any of its Subsidiaries is a party.

Section 4.3 Subsidiaries. Exhibit 21.1 to the Annual Report on Form 10-K filed by Standard Pacific with the SEC on February 23, 2015 (without giving effect to any amendment filed on or after the date hereof) sets forth a true and complete list of each material Subsidiary of Standard Pacific. All outstanding shares of capital stock, or other equity or voting interests in, each Subsidiary of Standard Pacific are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, its certificate of incorporation or bylaws or comparable organizational documents, or any Contract to which Standard Pacific is a party or is otherwise bound. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Standard Pacific does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Authority.

(a) Standard Pacific has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Standard Pacific and the consummation by Standard Pacific of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Standard Pacific and no other corporate proceedings on the part of Standard Pacific are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Standard Pacific Common Stock and the Standard Pacific Preferred Stock, voting together as a single class on an as-converted basis (the “Standard Pacific Stockholder Approval”). This Agreement has been duly executed and delivered by Standard Pacific and, assuming the due authorization, execution and delivery by Ryland, constitutes a valid and binding obligation of Standard Pacific, enforceable against Standard Pacific in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Board of Directors of Standard Pacific (the “Standard Pacific Board”), at a meeting duly called and held at which all directors of Standard Pacific were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Standard Pacific’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of Standard Pacific for adoption and (iv) resolving to recommend that Standard Pacific’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.3.

(c) The Standard Pacific Stockholder Approval is the only vote of the holders of any class or series of Standard Pacific’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of Standard Pacific’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Standard Pacific other than the Merger.

(d) Standard Pacific represents that (i) the total fair market value of any assets held by Standard Pacific and any entity Standard Pacific controls not exempt under 16 C.F.R. § 802.2 (or other rule promulgated under the HSR Act) is less than $76,300,000 and (ii) in reliance on the representations of Ryland made herein, Standard Pacific has determined that the total fair market value of any assets held by Ryland and any entity Ryland controls not exempt under 16 C.F.R. § 802.2 (or other rule promulgated under the HSR Act) is less than $76,300,000, and understands that it is on the basis of this representation, together with the representation of Ryland in Section 3.4(d), that the parties have concluded that no HSR Act filing is required.

Section 4.5 No Conflict; Consents and Approvals.

(a) Except as set forth in Section 4.5(a) of the Standard Pacific Disclosure Letter, the execution, delivery and performance of this Agreement by Standard Pacific does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Standard Pacific with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Standard Pacific or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Standard Pacific Charter or Standard Pacific Bylaws, or the

certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of Standard Pacific, (ii) any Contract to which Standard Pacific or any of its Subsidiaries is a party or by which Standard Pacific or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any Law or any rule or regulation of the NYSE applicable to Standard Pacific or any of its Subsidiaries or by which Standard Pacific or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Standard Pacific Material Adverse Effect (provided, that clause (9) of the definition of Standard Pacific Material Adverse Effect shall be disregarded for purposes of this Section 4.5(a)).

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Standard Pacific or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Standard Pacific or the consummation by Standard Pacific of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, and the filing of the Certificate of Merger (or any other certificate, agreement or other document specified in the relevant provisions of the MGCL to cause the Merger to be effective in Maryland) with the Maryland Department, (iii) any filings and approvals required under the rules and regulations of NYSE, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had or would not reasonably be expected to have a Standard Pacific Material Adverse Effect (provided, that clause (9) of the definition of Standard Pacific Material Adverse Effect shall be disregarded for purposes of this Section 4.5(b)).

Section 4.6 SEC Reports; Financial Statements.

(a) Standard Pacific has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Standard Pacific since January 1, 2012 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Standard Pacific SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Standard Pacific SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Standard Pacific SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Standard Pacific SEC Documents (i) have been prepared in a manner consistent with the books and records of Standard Pacific and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Standard Pacific and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since December 31, 2014, Standard Pacific has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of

Standard Pacific and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Standard Pacific has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Standard Pacific’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Standard Pacific in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Standard Pacific’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Standard Pacific’s management has completed an assessment of the effectiveness of Standard Pacific’s disclosure controls and procedures in accordance with Rule 13a-15 and, to the extent required by applicable Law, presented in any applicable Standard Pacific SEC Document that is a report on Form 10-K or Form 10-Q its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report based on such evaluation. Based on Standard Pacific’s management’s most recently completed evaluation of the Standard Pacific’s internal control over financial reporting prior to the date of this Agreement, (i) to the knowledge of Standard Pacific, Standard Pacific had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Standard Pacific’s ability to record, process, summarize and report financial information and (ii) Standard Pacific does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Standard Pacific’s internal control over financial reporting.

(d) To the knowledge of Standard Pacific, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Standard Pacific.

Section 4.7 No Undisclosed Liabilities. Neither Standard Pacific nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Standard Pacific and its Subsidiaries as at December 31, 2014 included in the Annual Report on Form 10-K filed by Standard Pacific with the SEC on February 23, 2015 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2014 that would not, individually or in the aggregate, reasonably be expected to have a Standard Pacific Material Adverse Effect.

Section 4.8 Certain Information. None of the information supplied or to be supplied by or on behalf of Standard Pacific specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Proxy Statement will not, at the time it is first mailed to Standard Pacific’s stockholders, at the time of any amendments or supplements thereto and at the time of the Standard Pacific Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, Standard Pacific makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied in writing by or on behalf of Ryland specifically for inclusion or incorporation by reference therein.

Section 4.9 Absence of Certain Changes or Events. Since December 31, 2014 through the date of the Agreement: (a) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Standard Pacific Material Adverse Effect, and (b) except as otherwise contemplated or permitted by this Agreement, (i) Standard Pacific and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice; and (ii) neither Standard Pacific nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 4.10 Litigation. There is no Action (or basis therefor) pending or, to the knowledge of Standard Pacific, threatened against or affecting Standard Pacific or any of its Subsidiaries or any of their respective properties or assets, other than any Action that, individually or in the aggregate, has not had and would not reasonably be expected to have a Standard Pacific Material Adverse Effect. Neither Standard Pacific nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Standard Pacific Material Adverse Effect. There is no Action pending or, to the knowledge of Standard Pacific, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.11 Compliance with Laws. Standard Pacific and each of its Subsidiaries are and, at all times since January 1, 2012 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Standard Pacific Material Adverse Effect. None of Standard Pacific or any of its Subsidiaries has received, since January 1, 2012, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets, which alleged violation has not been materially resolved and which, individually or in the aggregate has had or would reasonably be expected to have a Standard Pacific Material Adverse Effect. Standard Pacific and each of its Subsidiaries have in effect all Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Standard Pacific Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Standard Pacific Material Adverse Effect.

Section 4.12 Benefit Plans.

(a) Standard Pacific has furnished or made available to Ryland a true and complete list of each material Standard Pacific Plan. For purposes of this Agreement, “Standard Pacific Plan” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), stock purchase, stock option, phantom stock or other equity-based, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance or dependent care plan, agreement, program, policy or other arrangement and each other employee benefit plan, agreement, program, policy or other arrangement, in each case, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, under which any current or former employee, director, independent contractor or consultant of Standard Pacific or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or Standard Pacific or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. Standard Pacific has provided or made available to Ryland a current, accurate and complete copy of each material Standard Pacific Plan, and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of Standard Pacific or its Subsidiaries concerning the extent of the benefits provided under a Standard Pacific Plan, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(b) Neither Standard Pacific, its Subsidiaries nor any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) sponsors, maintains, contributes to or is required to contribute to or within the past six (6) years has sponsored, maintained, contributed to or been required to contribute to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, and no liability (contingent or otherwise) has been incurred by any of Standard Pacific, its Subsidiaries or any member of their Controlled Group with respect to the foregoing that could become a liability of the Surviving Corporation.

(c) With respect to the Standard Pacific Plans:

(i) each Standard Pacific Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) except as would not reasonably be expected to result in material liability to Standard Pacific or its Subsidiaries, no reportable event, as defined in Section 4043 of ERISA, non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred in the past six (6) years with respect to any Standard Pacific Plan;

(iii) each Standard Pacific Plan intended to be qualified under Section 401(a) of the Code is currently covered by a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of Standard Pacific, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the qualified status of such Standard Pacific Plan;

(iv) there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Standard Pacific, threatened, relating to the Standard Pacific Plans, any fiduciaries thereof with respect to their duties to the Standard Pacific Plans or the assets of any of the trusts under any of the Standard Pacific Plans (other than routine claims for benefits) nor, to the knowledge of Standard Pacific, are there facts or circumstances that exist that could reasonably give rise to any such actions;

(v) none of Standard Pacific, its Subsidiaries or any member of their Controlled Group has incurred any direct or indirect material liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Standard Pacific Plan, and no fact or event exists that would reasonably be expected to give rise to any such liability; and

(vi) none of the Standard Pacific Plans currently provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and none of Standard Pacific, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by COBRA.

(d) The execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director, independent contractor or consultant of Standard Pacific or any of its Subsidiaries to severance pay, unemployment compensation or any other similar termination payment or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due or require Standard Pacific or any of its Subsidiaries to segregate any amount from its general assets in respect of any such employee, officer, director, independent contractor or consultant.

(e) Neither Standard Pacific nor any of its Subsidiaries is a party to any agreement, contract, plan or arrangement that could reasonably be expected, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No current or former director, officer, employee, independent contractor or consultant of Standard Pacific or any of its Subsidiaries is entitled to any gross-up, make-whole or any other payment from Standard Pacific or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A or Section 4999 of the Code)) or any interest or penalty related thereto.

Section 4.13 Labor Matters.

(a) (i) There are no strikes or lockouts pending or, to the knowledge of Ryland, threatened with respect to any employees of Standard Pacific or any of its Subsidiaries (“Standard Pacific Employees”), and there have been no such activities in the past three (3) years, (ii) Standard Pacific and its Subsidiaries are not parties to any collective bargaining agreement or other agreement with a labor union, works council or other employee representative organization and no such agreement is being negotiated by Standard Pacific or any of its Subsidiaries, (iii) there is no union organizing effort pending or, to the knowledge of Standard Pacific, threatened against Standard Pacific or any of its Subsidiaries, and there have been no such activities in the past three (3) years, (iv) there is no labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Standard Pacific, threatened against Standard Pacific or any of its Subsidiaries, and there have been no such activities in the past three (3) years, (v) there is no slowdown or work stoppage in effect or, to the knowledge of Standard Pacific, threatened with respect to Standard Pacific Employees, and there have been no such activities in the past three (3) years, (vi) no petition has been filed or proceeding instituted by or on behalf of any labor union, works council or other employee representative organization with any Governmental Entity seeking recognition or certification of a bargaining representative of any employees of Standard Pacific or any of its Subsidiaries, and (vii) there is no material charge, complaint, or investigation pending or, to the knowledge of Standard Pacific, threatened by any Governmental Entity against Standard Pacific or any of its Subsidiaries concerning any alleged violation of any applicable Law respecting employment or employment practices, including, workplace health and safety, terms and conditions of employment, wages and hours, unfair labor practices, or employee classification;

(b) Standard Pacific and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, including, workplace health and safety, terms and conditions of employment and wages and hours, unfair labor practices, and employee classification; and

(c) Except as would not reasonably be expected to result in material liability to Standard Pacific and its Subsidiaries, neither Standard Pacific nor any of its Subsidiaries has any liabilities or is in breach of any obligations under the WARN Act or any similar state or local Law as a result of any action taken by Standard Pacific (other than at the written direction of Ryland).

Section 4.14 Environmental Matters. Neither Standard Pacific nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Standard Pacific or any of its Subsidiaries is in material violation of, or liable under, any Environmental Law, and, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Standard Pacific

Material Adverse Effect, (i) Standard Pacific and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Standard Pacific and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Standard Pacific or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Standard Pacific or any of its Subsidiaries under applicable Environmental Laws; (iv) to the knowledge of Standard Pacific, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Standard Pacific or any of its Subsidiaries or as a result of any operations or activities of Standard Pacific or any of its Subsidiaries at any location and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Standard Pacific or any of its Subsidiaries under any Environmental Law; and (v) neither Standard Pacific, its Subsidiaries nor any of their respective properties or facilities are subject to, or, to the knowledge of Standard Pacific, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 4.15 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Standard Pacific Material Adverse Effect:

(i) all Tax Returns required to be filed by or on behalf of Standard Pacific and each of its Subsidiaries have been prepared and timely filed with the appropriate Governmental Entity (taking into account any valid extensions of time within which to file) and all such filed Tax Returns are complete and accurate,

(ii) all Taxes required to be paid by or on behalf of Standard Pacific and each of its Subsidiaries have been timely paid with the appropriate Governmental Entity, and all Taxes that have accrued but are not yet payable have been reserved for in accordance with GAAP in Standard Pacific’s financial statements included in Standard Pacific’s SEC Documents or have been incurred in the ordinary course of business since the date of the most recent period covered by the financial statements included in Standard Pacific’s SEC Documents,

(iii) all deficiencies asserted or assessed by a Governmental Entity against Standard Pacific or any of its Subsidiaries have been paid in full or are adequately reserved in accordance with GAAP,

(iv) there are no pending or, to the knowledge of Standard Pacific, threatened Actions relating to Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes,

(v) there are no Liens for Taxes on any of the assets of Standard Pacific or any of its Subsidiaries other than Standard Pacific Permitted Liens,

(vi) neither Standard Pacific nor any of its Subsidiaries has any liability for Taxes of any other person (other than Standard Pacific and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract, and

(vii) Standard Pacific and its Subsidiaries have complied with all applicable Law relating to the payment, collection and withholding of Taxes and paid over to the appropriate Governmental Entity all amounts required to be so withheld or collected and paid under all applicable Law.

(b) Neither Standard Pacific nor any of its Subsidiaries have been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the three-year period ending on the date hereof (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part) that was purported or intended to be governed by Section 355 of the Code.

(c) Neither Standard Pacific nor any of its Subsidiaries have been included in a “consolidated,” “unitary” or “combined” Tax Return under U.S. federal, state, local or foreign Law with respect to Taxes for any taxable period (other than a group of which Standard Pacific was the common parent).

(d) Neither Standard Pacific nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than agreements entered into the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements and purchase agreements).

(e) Neither Standard Pacific nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Neither Standard Pacific nor any of its Subsidiaries has taken or agreed to take (or failed to take or agreed to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.16 Contracts.

(a) Section 4.16 of the Standard Pacific Disclosure Letter lists each Contract, other than any Contract that is listed as an exhibit to Standard Pacific’s annual report on Form 10-K for the year ended December 31, 2014 or Standard Pacific’s quarterly report on Form 10-Q for the quarter ended March 31, 2015, in each case, without giving effect to any amendment thereto filed on or after the date hereof (such contracts the “Standard Pacific Public Contracts”), of the following types to which Standard Pacific or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) any Contract that would be required to be filed by Standard Pacific as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Standard Pacific on a Current Report on Form 8-K;

(ii) any Contract relating to Indebtedness and having an outstanding principal amount in excess of $5,000,000; and

(iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Standard Pacific and its Subsidiaries, taken as a whole, is or would be conducted.

Each Standard Pacific Public Contract, together with any contract of the type described in clauses (i) through (iii), is referred to herein as a “Standard Pacific Material Contract.”

(b) (i) Each Standard Pacific Material Contract is valid and binding on Standard Pacific and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Standard Pacific, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Standard Pacific Material Adverse Effect; (ii) Standard Pacific and each of its Subsidiaries, and, to the knowledge of Standard Pacific, each other party thereto, has performed all obligations required to be performed by it under each Standard Pacific Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Standard Pacific Material Adverse Effect; and (iii) there is no default under any Standard Pacific Material Contract by Standard Pacific or any of its Subsidiaries or, to the knowledge of Standard Pacific, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Standard Pacific or any of its Subsidiaries or, to the knowledge of Standard Pacific, any other party thereto under any such Standard Pacific Material Contract, nor has Standard Pacific or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Standard Pacific Material Adverse Effect. Standard Pacific has made available to Ryland true and complete copies of all Standard Pacific Material Contracts, including all amendments thereto.

Section 4.17 Insurance. Except as has not had or would not reasonably be expected to have a Standard Pacific Material Adverse Effect, with respect to each insurance policy covering Standard Pacific and its Subsidiaries, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Standard Pacific nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy, (c) to the knowledge of Standard Pacific, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby and (e) the insurance policies are sufficient for compliance by Standard Pacific with all applicable Laws or obligations with respect to Standard Pacific Material Contracts to maintain insurance to which Standard Pacific is a party.

Section 4.18 Properties.

(a) With respect to the real property owned by Standard Pacific or any Subsidiary (such property collectively, the “Standard Pacific Owned Real Property”), except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Standard Pacific Material Adverse Effect, (i) either Standard Pacific or a Subsidiary of Standard Pacific has good and valid title to such Standard Pacific Owned Real Property, free and clear of all Liens other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, or which are being contested in good faith and for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Standard Pacific or notes thereto included in the Standard Pacific SEC Documents filed prior to the date hereof or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of such recent consolidated balance sheet of Standard Pacific or (E) which would not reasonably be expected to materially impair the continued use of a Standard Pacific Owned Real Property or a Standard Pacific Leased Real Property as currently operated (each of the foregoing, a “Standard Pacific Permitted Lien”) (and conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not materially adversely affect the use of the Standard Pacific Owned Real Property by Standard Pacific for residential home building), (ii) there are no reversion rights, outstanding options or rights of first refusal in favor of any other party to purchase, lease, occupy or otherwise utilize such Standard Pacific Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially adversely affect the use by Standard Pacific for residential home building of the Standard Pacific Owned Real Property affected thereby and (iii) neither Standard Pacific nor its Subsidiaries have collaterally assigned or granted a security interest in the Standard Pacific Owned Real Property except for the Standard Pacific Permitted Liens. Neither Standard Pacific nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Standard Pacific there is no pending or threatened condemnation or eminent domain proceeding with respect to any Standard Pacific Owned Real Property, except proceedings which are not having or would not reasonably be expected to have, individually or in the aggregate, a Standard Pacific Material Adverse Effect.

(b) Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Standard Pacific Material Adverse Effect, (i) each material lease, sublease, license, easement and other agreement under which Standard Pacific or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Standard Pacific and its Subsidiaries are conducted (the “Standard Pacific Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of Standard Pacific or, if applicable, its Subsidiary or, to the knowledge of Standard Pacific, the landlord or other parties to such lease or other agreement thereunder exists with respect to any Standard Pacific Leased Real Property. Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Standard Pacific Material Adverse Effect, Standard Pacific and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Standard Pacific Leased Real Property, free and clear of all Liens, except for Standard Pacific Permitted Liens (and conditions, covenants, encroachments, easements, restrictions and other encumbrances that do not adversely affect the use of the Standard Pacific Leased Real Property by Standard Pacific for residential home building). Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Standard Pacific Material Adverse Effect, neither Standard Pacific nor any of its Subsidiaries has (x) received notice of any pending, and, to the knowledge of Standard Pacific, there is no threatened, condemnation proceeding with respect to any Standard Pacific Leased Real Property, (y) collaterally assigned or granted a security interest in the Standard Pacific Leased Real Property except for Standard Pacific Permitted Liens, or (z) received any written notice of any default under lease or other agreement for a Standard Pacific Leased Real Property and, to the knowledge of Standard Pacific, no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a default by Standard Pacific or any of its Subsidiaries, as applicable, under any such leases and agreements.

(c) Except as is not having or would not reasonably be expected to have, individually or in the aggregate, a Standard Pacific Material Adverse Effect, no judgment, injunction, order, decree, statute, ordinance, rule, regulation, moratorium, or other action by or before a Governmental Entity exists or is pending or threatened that restricts the development or sale of Standard Pacific Owned Real Property currently under development or all or a portion of which is being held for sale by Standard Pacific or any of its Subsidiaries.

(d) No developer-related charges or assessments imposed by any Governmental Entity (or any other person) for public improvements (or otherwise) against any Standard Pacific Owned Real Property held for development, are unpaid (other than those reflected on the most recent financial statements of Standard Pacific, and those incurred since the date of such financial statements of Standard Pacific to the extent in the ordinary course of Standard Pacific’s business and consistent with past practices), except for such charges and assessments as, in the aggregate, are not having or would not reasonably be expected to have, individually or in the aggregate, a Standard Pacific Material Adverse Effect.

(e) Standard Pacific or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its material tangible assets, free and clear of all Liens other than Standard Pacific Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Standard Pacific Material Adverse Effect on Standard Pacific, the tangible personal property currently used in the operation of the business of Standard Pacific and its Subsidiaries is in good working order (reasonable wear and tear excepted).

This Section 4.18 does not relate to intellectual property, which is the subject of Section 4.19.

Section 4.19 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Standard Pacific Material Adverse Effect, either Standard Pacific or a Subsidiary of Standard Pacific owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Standard

Pacific Intellectual Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Standard Pacific Material Adverse Effect, (a) there are no pending or, to the knowledge of Standard Pacific, threatened claims by any Person alleging infringement, misappropriation or dilution by Standard Pacific or any of its Subsidiaries of the intellectual property rights of any Person; (b) to the knowledge of Standard Pacific, the conduct of the businesses of Standard Pacific and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither Standard Pacific nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with Standard Pacific Intellectual Property; (d) to the knowledge of Standard Pacific, no Person is infringing, misappropriating or diluting any Standard Pacific Intellectual Property; (e) Standard Pacific and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (f) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of Standard Pacific’s or any Subsidiaries’ rights or obligations under, any agreement under which Standard Pacific or any of its Subsidiaries grants to any Person, or any Person grants to Standard Pacific or any of its Subsidiaries, a license or right under or with respect to any Standard Pacific Intellectual Property.

Section 4.20 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Board of Directors of Standard Pacific has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby. No other Takeover Laws or any similar anti-takeover provision in the Standard Pacific Charter or Standard Pacific Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.21 Rights Plan. Standard Pacific and the Standard Pacific Board have taken all action required to (a) render the preferred stock purchase rights (the “Standard Pacific Rights”) issued pursuant to the Amended and Restated Rights Agreement, dated as of December 20, 2011, between Standard Pacific and Computershare, Inc. (as successor in interest to Mellon Investor Services LLC), as Rights Agent, as amended October 30, 2004 (the “Standard Pacific Rights Agreement”) inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, (b) ensure that consummation of the Merger and the other transactions contemplated hereby shall not trigger the option of the Standard Pacific Board to order the exchange of any Standard Pacific Rights pursuant to Section 24 of the Standard Pacific Rights Agreement and (c) cause the Standard Pacific Rights to expire immediately prior to the Effective Time without any payment being made in respect thereof. Standard Pacific has delivered to Ryland a complete and correct copy of the Standard Pacific Rights Agreement, as amended to the date of this Agreement.

Section 4.22 Related Party Transactions. No Related Party of Standard Pacific is a party to any Contract with or binding upon Standard Pacific or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Standard Pacific or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months. No Related Party of Standard Pacific or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of Standard Pacific or any of its Subsidiaries, or any organization which has a Contract with Standard Pacific or any of its Subsidiaries.

Section 4.23 Certain Payments. Neither Standard Pacific nor any of its Subsidiaries (nor, to the knowledge of Standard Pacific, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the FCPA, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.24 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “Standard Pacific Financial Advisor”), the fees and expenses of which will be paid by Standard Pacific, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Standard Pacific or any of its Affiliates.

Section 4.25 Opinion of Financial Advisor. The Standard Pacific Board has received an oral opinion (to be confirmed in writing) of the Standard Pacific Financial Advisor, dated on or about the date of this Agreement, to the effect that, as of such date, and subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion of the Standard Pacific Financial Advisor, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Standard Pacific Common Stock. A signed true and complete copy of such opinion has been or will promptly be provided to Ryland for informational purposes following receipt thereof by the Standard Pacific Board.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Conduct of Business by Ryland. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Standard Pacific or as otherwise specifically required by this Agreement, Ryland shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current directors, officers and other key employees and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1(a) of the Ryland Disclosure Letter or as specifically required by this Agreement, Ryland shall not, and shall not permit any of its Subsidiaries, without Standard Pacific’s prior written consent, to:

(i) except for the declaration and payment of regular quarterly cash dividends on the Ryland Common Stock, in an amount not to exceed $0.03 per share of Ryland Common Stock per quarter, with usual record and payment dates for such dividends in accordance with Ryland’s past dividend practice, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of Ryland to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests or Rights of Ryland or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (other than in connection with the vesting or exercise of awards outstanding under the Ryland Equity Plans on the Measurement Date in accordance with their terms as in effect on such date) or Rights or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or Rights or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or Rights;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Ryland on a deferred basis or other rights linked to the value of shares of Ryland Common Stock, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Ryland Common Stock upon the exercise of Ryland Options or settlement of Ryland RSUs outstanding on the Measurement Date in accordance with their terms as in effect on such date);

(iii) amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or bylaws (or similar organizational documents) or the Rights Agreement;

(iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof (other than a joint venture existing as of the date hereof or as contemplated in Section 5.1(a)(iv)(I) below) or (B) any assets, real property, or personal property that are otherwise material to Ryland and its Subsidiaries, other than land acquired in the ordinary course of business consistent with past practice, including (I) entering into option contracts to acquire (and purchasing pursuant to the terms of such contracts) land (or an ownership interest in an entity holding land) in an amount not to exceed $600 million in the aggregate, (II) as required by or pursuant to existing contracts or (III) as made in connection with any transaction solely between Ryland and a wholly owned Subsidiary of Ryland or between wholly owned Subsidiaries of Ryland;

(v) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Ryland Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales of inventory in the ordinary course of business consistent with past practice;

(vi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness (except for any Indebtedness that comes due following the date hereof);

(viii) other than as permitted by Section 5.1(a)(x), (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of Ryland included in the Ryland SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (B) cancel any material Indebtedness owed to Ryland or any of its Subsidiaries;

(ix) other than in the ordinary course of business, (A) modify, amend, terminate, cancel or extend any Ryland Material Contract or (B) enter into any Contract that if in effect on the date hereof would be a Ryland Material Contract (except for contracts related to the refinancing or extension or other amendment of any Indebtedness that comes due following the date hereof);

(x) commence any Action (other than an Action as a result of an Action commenced against Ryland or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of reserves reflected on Ryland’s financial statements included in the Ryland SEC Documents in an amount of $5 million individually or $25 million in the aggregate (in each case, net of insurance proceeds), in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, Ryland;

(xi) change its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xii) settle or compromise any liability for Taxes; file any amended Tax Return or claim for Tax refund; make, revoke or modify any Tax election; file any Tax Return other than on a basis consistent with past practice; enter into any Tax allocation, sharing or indemnity agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements and purchase agreements); or change any method of accounting for Tax purposes;

(xiii) change its fiscal year;

(xiv) except as required to comply with any applicable Law or except as required to comply with any Ryland Plan, as in effect as of the date hereof, (A) with respect to any current or former director, executive director, division president or regional president of Ryland, grant any such individual any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any such individual not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any such individual, (B) grant or pay to any current or former director, executive director, division president or regional president of Ryland any material severance, change in control or termination pay, or modifications thereto or increases therein, (C) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Ryland Plan or awards made thereunder) to any current or former director, executive officer, division president or regional president, except as required to comply with any applicable Law or any Ryland Plan in effect as of the date hereof, (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Ryland Plan or other Contract or (F) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Ryland Plan, in each case for the benefit of any current or former director, executive director, division president or regional president of Ryland, other than as required by applicable Law;

(xv) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of Ryland and its Subsidiaries as currently in effect;

(xvi) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Ryland or any of its Subsidiaries;

(xvii) enter into any new line of business outside of its existing business;

(xviii) enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $5 million;

(xix) take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(xx) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Conduct of Business by Standard Pacific. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Ryland or as otherwise specifically required by this Agreement, Standard Pacific shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current directors, officers and other key employees and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the

Effective Time, except as set forth in Section 5.1(b) of the Standard Pacific Disclosure Letter or as specifically required by this Agreement, Standard Pacific shall not, and shall not permit any of its Subsidiaries, without Ryland’s prior written consent, to:

(i) except for the reverse stock split contemplated by the Surviving Corporation Certificate, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of Standard Pacific to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Standard Pacific or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (other than in connection with the vesting or exercise of awards outstanding under the Standard Pacific Equity Plans on the Measurement Date in accordance with their terms as in effect on such date) or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Standard Pacific on a deferred basis or other rights linked to the value of shares of Standard Pacific Common Stock, including pursuant to Contracts as in effect on the date hereof (other than in connection with the exercise of awards outstanding under the Standard Pacific Equity Plans on the Measurement Date in accordance with their terms as in effect on such date);

(iii) amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or bylaws (or similar organizational documents);

(iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof (other than a joint venture existing as of the date hereof or as contemplated in Section 5.1(b)(iv)(I) below) or (B) any assets, real property, or personal property that are otherwise material to Standard Pacific and its Subsidiaries, other than land acquired in the ordinary course of business consistent with past practice including (I) entering into option contracts to acquire (and purchasing pursuant to the terms of such contracts) land (or an ownership interest in an entity holding land) in an amount not to exceed $600 million in the aggregate and in accordance with Standard Pacific’s 2015 land acquisition plan, (II) as required by or pursuant to existing contracts or (III) as made in connection with any transaction solely between Standard Pacific and a wholly owned Subsidiary of Standard Pacific or between wholly owned Subsidiaries of Standard Pacific;

(v) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Standard Pacific Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales of inventory in the ordinary course of business consistent with past practice;

(vi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness (except for any Indebtedness that comes due following the date hereof);

(viii) other than as permitted by Section 5.1(b)(x), (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of Standard Pacific included in the Standard Pacific SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (B) cancel any material Indebtedness owed to Standard Pacific or any of its Subsidiaries;

(ix) other than in the ordinary course of business (A) modify, amend, terminate, cancel or extend any Standard Pacific Material Contract or (B) enter into any Contract that if in effect on the date hereof would be a Standard Pacific Material Contract (except for contracts related to the refinancing or extension or other amendment of any Indebtedness that comes due following the date hereof);

(x) commence any Action (other than an Action as a result of an Action commenced against Standard Pacific or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of reserves reflected on Standard Pacific’s financial statements included in the Standard Pacific SEC Documents in an amount of $5 million individually or $25 million in the aggregate (in each case, net of insurance proceeds), in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, Standard Pacific;

(xi) change its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xii) settle or compromise any liability for Taxes; file any amended Tax Return or claim for Tax refund; make, revoke or modify any Tax election; file any Tax Return other than on a basis consistent with past practice; enter into any Tax allocation, sharing, or indemnity agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements and purchase agreements); or change any method of accounting for Tax purposes;

(xiii) change its fiscal year;

(xiv) except as required to comply with any applicable Law or except as required to comply with any Standard Pacific Plan, as in effect as of the date hereof, (A) with respect to any current or former director, executive director, division president or regional president of Standard Pacific, grant any such individual any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any such individual not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any such individual, (B) grant or pay to any current or former director, executive director, division president or regional president of Standard Pacific any material severance, change in control or termination pay, or modifications thereto or increases therein, (C) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Standard Pacific Plan or awards made thereunder) to any current or former director, executive officer, division president or regional president, except as required to comply with any applicable Law or any Standard Pacific Plan in effect as of the date hereof, (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Standard Pacific Plan or other Contract or (F) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Standard Pacific Plan, in each case for the benefit of any current or former director, executive director, division president or regional president of Standard Pacific, other than as required by applicable Law;

(xv) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of Standard Pacific and its Subsidiaries as currently in effect;

(xvi) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Standard Pacific or any of its Subsidiaries;

(xvii) enter into any new line of business outside of its existing business;

(xviii) enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $5 million;

(xix) take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(xx) amend, terminate or waive any provision of either Employment Agreement, the Amended Stockholders Agreement or the Conversion Notice; or

(xxi) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2 Covenants of Ryland Regarding No Solicitation; Recommendation of the Merger.

(a) Ryland shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of Ryland or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. Ryland shall, and shall cause each of its Subsidiaries and the Representatives of Ryland and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement (provided, that Ryland shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Ryland Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Ryland Board in compliance with this Section 5.2 and (II) would constitute a breach of its fiduciary duties to the stockholders of Ryland under applicable Law). Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Ryland Stockholder Approval, (1) Ryland receives a written Acquisition Proposal that the Ryland Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2, (3) the Ryland Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Ryland Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would constitute a breach of its fiduciary duties to the stockholders of Ryland under applicable Law, then Ryland may (x) furnish information with respect to Ryland and its Subsidiaries to the Person making such

Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the disclosing party than, those set forth in the Confidentiality Agreement (including any standstill agreement contained therein) (an “Acceptable Confidentiality Agreement”); provided, that (I) Ryland shall provide Standard Pacific a non-redacted copy of each confidentiality agreement Ryland has executed in accordance with this Section 5.2 and (II) that any non-public information provided to any such Person shall have been previously provided to Standard Pacific or shall be provided to Standard Pacific prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. Ryland shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 5.2(a), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on Ryland, which procedures shall be consistent in all material respects with Ryland’s practices in dealing with the disclosures of such information to Standard Pacific or its Representatives.

(b) Neither the Ryland Board nor any committee thereof shall:

(i) (A) withdraw (or modify or qualify in any manner adverse to Standard Pacific) the recommendation or declaration of advisability by the Ryland Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) recommend or otherwise declare advisable the approval by the Ryland stockholders of any Acquisition Proposal, or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 5.2(b)(i) being referred to herein as an “Ryland Adverse Recommendation Change”); or

(ii) cause or permit Ryland or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Ryland Stockholder Approval, the Ryland Board may, if the Ryland Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the stockholders of Ryland under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Standard Pacific pursuant to this Section 5.3, make a Ryland Adverse Recommendation Change in response to either (x) a Superior Proposal or (y) an Intervening Event; provided, however, that Ryland may not make a Ryland Adverse Recommendation Change in response to a Superior Proposal unless:

(A) Ryland notifies Standard Pacific in writing at least five Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by Ryland and a new five Business Day period); and

(B) if Standard Pacific makes a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Ryland Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Standard Pacific, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make a Ryland Adverse Recommendation Change would result in a breach of its fiduciary duties to the stockholders of Ryland under applicable Law;

provided further, that the Ryland Board may not make a Ryland Adverse Recommendation Change in response to an Intervening Event unless:

(1) Ryland provides Standard Pacific with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(2) Ryland keeps Standard Pacific reasonably informed of developments with respect to such Intervening Event;

(3) Ryland notifies Standard Pacific in writing at least five Business Days before making a Ryland Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(4) if Standard Pacific makes a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Ryland Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Standard Pacific, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Ryland Adverse Recommendation Change would result in a breach of its fiduciary obligations to the stockholders of Ryland under applicable Law.

During the five Business Day period prior to its effecting a Ryland Adverse Recommendation Change as referred to above, Ryland shall, and shall cause its financial and legal advisors to, negotiate with Standard Pacific in good faith (to the extent Standard Pacific seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Standard Pacific. Notwithstanding anything to the contrary contained herein, neither Ryland nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement or submit to the vote of its stockholders any Acquisition Proposal (other than the Merger) unless this Agreement has been terminated in accordance with its terms (including the payment of the Ryland Termination Fee pursuant to Section 7.3(b), if applicable).

(c) In addition to the obligations of Ryland set forth in Section 5.2(a) and Section 5.2(b), Ryland promptly (and in any event within 24 hours of receipt) shall advise Standard Pacific in writing in the event Ryland or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. Ryland shall keep Standard Pacific informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, Ryland shall promptly (and in any event within 24 hours) notify Standard Pacific orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a) or Section 5.2(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. Ryland shall provide Standard Pacific with at least 24 hours prior notice (or such shorter notice as may be provided to the Ryland Board) of a meeting of the Ryland Board at which the Ryland Board is reasonably expected to consider an Acquisition Proposal.

(d) Ryland agrees that any violation of the restrictions set forth in this Section 5.2 by any Representative of Ryland or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Ryland or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by Ryland.

(e) Ryland shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict Ryland’s ability to comply with any of the terms of this Section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f) Ryland shall not take any action to (i) exempt any Person (other than Standard Pacific and its respective Affiliates) from the restrictions on “business combinations” contained in Section 3-602 of the MGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply or (ii) amend or waive the Rights Agreement, redeem the Rights or exempt any Person (other than Standard Pacific and its respective Affiliates) from the Rights Agreement, or agree to do any of the foregoing, in each case unless this Agreement has been terminated in accordance with its terms (including the payment of the Ryland Termination Fee pursuant to Section 7.3(b), if applicable).

(g) Nothing contained in Section 5.2(a) shall prohibit Ryland from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Ryland Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Ryland Board expressly reaffirms its recommendation to Ryland’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure and expressly rejects any applicable Acquisition Proposal.

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means, with respect to any party, any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of such party and its respective Subsidiaries that generate 15% or more of the net revenues or net income (for the 12-month period ending on the last day of such party’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value) of such party and its respective Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of any class of capital stock, other equity securities or voting power of such party, any of its respective Subsidiaries or any resulting parent company of such party, in each case other than the Merger and other transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that is fully financed or has fully committed financing that the Ryland Board or the Standard Pacific Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, is (A) more favorable to the stockholders of the applicable party from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the other party in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”; and

(iii) “Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Ryland Board or the Standard Pacific Board, as applicable, prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Ryland Board or the Standard Pacific Board, as applicable, prior to the receipt of the Ryland Stockholder Approval or the Standard Pacific Stockholder Approval, as applicable, that does not relate to (A) an Acquisition Proposal, (B) the other party or its

Subsidiaries (including any Material Adverse Effect as it relates to the other party or its Subsidiaries), (C) any actions taken pursuant to this Agreement or (D) any changes in the price of Standard Pacific Common Stock or Ryland Common Stock.

Section 5.3 Covenants of Standard Pacific Regarding No Solicitation; Recommendation of the Merger.

(a) Standard Pacific shall not, and shall not permit or authorize any of its Subsidiaries or any Representatives of Standard Pacific or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. Standard Pacific shall, and shall cause each of its Subsidiaries and the Representatives of Standard Pacific and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement (provided, that Standard Pacific shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Standard Pacific Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Standard Pacific Board in compliance with this Section 5.3 and (II) would constitute a breach of its fiduciary duties to the stockholders of Standard Pacific under applicable Law). Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Standard Pacific Stockholder Approval, (1) Standard Pacific receives a written Acquisition Proposal that the Standard Pacific Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.3, (3) the Standard Pacific Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Standard Pacific Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would constitute a breach of its fiduciary duties to the stockholders of Standard Pacific under applicable Law, then Standard Pacific may (x) furnish information with respect to Standard Pacific and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that (I) Standard Pacific shall provide Ryland a non-redacted copy of each confidentiality agreement Standard Pacific has executed in accordance with this Section 5.3 and (II) that any non-public information provided to any such Person shall have been previously provided to Ryland or shall be provided to Ryland prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. Standard Pacific shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 5.3(a), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on Standard Pacific, which procedures shall be consistent in all material respects with Standard Pacific’s practices in dealing with the disclosures of such information to Ryland or its Representatives.

(b) Neither Standard Pacific Board nor any committee thereof shall:

(i) (A) withdraw (or modify or qualify in any manner adverse to Ryland) the recommendation or declaration of advisability by the Standard Pacific Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) recommend or otherwise declare advisable the approval by the Standard Pacific stockholders of any Acquisition Proposal, or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 5.3(b)(i) being referred to herein as a “Standard Pacific Adverse Recommendation Change”); or

(ii) cause or permit Standard Pacific or any of its Subsidiaries to enter into any Alternative Acquisition Agreement, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Standard Pacific Stockholder Approval, the Standard Pacific Board may, if the Standard Pacific Board determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the stockholders of Standard Pacific under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Ryland pursuant to this Section 5.2, make a Standard Pacific Adverse Recommendation Change in response to either (x) a Superior Proposal or (y) an Intervening Event; provided, however, that Standard Pacific may not make a Standard Pacific Adverse Recommendation Change in response to a Superior Proposal unless:

(A) Standard Pacific notifies Ryland in writing at least five Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by Standard Pacific and a new five Business Day period); and

(B) if Ryland makes a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Standard Pacific Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Ryland, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make a Standard Pacific Adverse Recommendation Change would result in a breach of its fiduciary duties to the stockholders of Standard Pacific under applicable Law;

provided further, that the Standard Pacific Board may not make a Standard Pacific Adverse Recommendation Change in response to an Intervening Event unless:

(1) Standard Pacific provides Ryland with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(2) Standard Pacific keeps Ryland reasonably informed of developments with respect to such Intervening Event;

(3) Standard Pacific notifies Ryland in writing at least five Business Days before making a Standard Pacific Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(4) if Ryland makes a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Standard Pacific Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Ryland, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Standard Pacific Adverse Recommendation Change would result in a breach of its fiduciary obligations to the stockholders of Standard Pacific under applicable Law.

During the five Business Day period prior to its effecting a Standard Pacific Adverse Recommendation Change as referred to above, Standard Pacific shall, and shall cause its financial and legal advisors to, negotiate with Ryland in good faith (to the extent Ryland seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Ryland. Notwithstanding anything to the contrary contained herein, neither Standard Pacific nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement or submit to the vote of its stockholders any Acquisition Proposal (other than the Merger) unless this Agreement has been terminated in accordance with its terms (including the payment of the Standard Pacific Termination Fee pursuant to Section 7.3(d), if applicable).

(c) In addition to the obligations of Standard Pacific set forth in Section 5.3(a) and Section 5.3(b), Standard Pacific promptly (and in any event within 24 hours of receipt) shall advise Ryland in writing in the event Standard Pacific or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. Standard Pacific shall keep Ryland informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, Standard Pacific shall promptly (and in any event within 24 hours) notify Ryland orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(a) or Section 5.3(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. Standard Pacific shall provide Ryland with at least 24 hours prior notice (or such shorter notice as may be provided to the Standard Pacific Board) of a meeting of the Standard Pacific Board at which the Standard Pacific Board is reasonably expected to consider an Acquisition Proposal.

(d) Standard Pacific agrees that any violation of the restrictions set forth in this Section 5.3 by any Representative of Standard Pacific or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Standard Pacific or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by Standard Pacific.

(e) Standard Pacific shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict Standard Pacific’s ability to comply with any of the terms of this Section 5.3, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f) Standard Pacific shall not take any action to exempt any Person (other than Ryland and its respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless this Agreement has been terminated in accordance with its terms (including the payment of the Standard Pacific Termination Fee pursuant to Section 7.3(d), if applicable).

(g) Nothing contained in Section 5.3(a) shall prohibit Standard Pacific from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Standard Pacific Adverse Recommendation Change (including for purposes of Section 7.1(d)(ii)) unless the Standard Pacific Board expressly reaffirms its recommendation to Standard Pacific’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure and expressly rejects any applicable Acquisition Proposal.

Section 5.4 Preparation of Form S-4 and Proxy Statement; Stockholders’ Meeting.

(a) As promptly as practicable after the date of this Agreement, Ryland and Standard Pacific shall jointly prepare and cause to be filed with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Ryland relating to the special meeting of Ryland’s stockholders (the “Ryland Stockholders Meeting”) and the stockholders of Standard Pacific relating to the special meeting of Standard Pacific’s stockholders (the “Standard Pacific Stockholders Meeting”) to be held to consider the adoption of this Agreement. As promptly as practicable following the date of this Agreement, Standard Pacific shall prepare (with Ryland’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Surviving Corporation Common Stock to be issued in the Merger. Each of Ryland and Standard Pacific shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Standard Pacific shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Surviving Corporation Common Stock in the Merger and Ryland shall furnish all information concerning Ryland and the holders of Ryland Common Stock as may be reasonably requested in connection with any such action. Ryland shall use reasonable best efforts to cause the Proxy Statement to be mailed to Ryland’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Standard Pacific shall use reasonable best efforts to cause the Proxy Statement to be mailed to Standard Pacific’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement will be made by Standard Pacific or Ryland, as applicable, without providing the other a reasonable opportunity to review and comment thereon and without the other’s prior approval (which shall not be unreasonably withheld). Standard Pacific or Ryland, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Surviving Corporation Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If at any time prior to the Effective Time any information relating to Ryland or Standard Pacific, or any of their respective Affiliates, officers or directors, should be discovered by Ryland or Standard Pacific that should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and Ryland and Standard Pacific shall cooperate in the prompt filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required under applicable Law, in disseminating the information contained in such amendment or supplement to Ryland’s stockholders and Standard Pacific’s stockholders; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(b) As promptly as practicable after the Form S-4 is declared effective under the Securities Act, Ryland shall duly call, give notice of, convene and hold the Ryland Stockholders Meeting solely for the purpose of obtaining the Ryland Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith (and such Ryland Stockholders Meeting shall in any event be no later than forty-five (45) calendar days after (i) the tenth (10th) calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed Ryland that it intends to review the Proxy Statement or (ii) if the SEC has, by the tenth (10th) calendar day after the preliminary Proxy

Statement therefor has been filed with the SEC, informed Ryland that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). Ryland may postpone or adjourn the Ryland Stockholders Meeting solely (i) with the consent of Standard Pacific; (ii) (A) due to the absence of a quorum or (B) if Ryland has not received proxies representing a sufficient number of Shares for the Ryland Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Ryland Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Ryland’s stockholders prior to the Ryland Stockholders Meeting; or (iv) if Standard Pacific has postponed or adjourned the Standard Pacific Stockholders Meeting pursuant to Section 5.4(c), until the date on which the Standard Pacific Stockholders Meeting is held; provided, that Ryland may not postpone or adjourn the Ryland Stockholders Meeting more than a total of two times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section. Notwithstanding the foregoing, Ryland shall, at the request of Standard Pacific, to the extent permitted by Law, adjourn the Ryland Stockholders Meeting to a date specified by Standard Pacific for the absence of a quorum or if Ryland has not received proxies representing a sufficient number of Shares for the Ryland Stockholder Approval; provided, that Ryland shall not be required to adjourn the Ryland Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Except in the case of a Ryland Adverse Recommendation Change specifically permitted by Section 5.2(b), Ryland, through the Ryland Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by Standard Pacific. Without limiting the generality of the foregoing, Ryland agrees that its obligations pursuant to this Section 5.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Ryland or any other Person of any Acquisition Proposal or the occurrence of any Ryland Adverse Recommendation Change.

(c) As promptly as practicable after the Form S-4 is declared effective under the Securities Act, Standard Pacific shall duly call, give notice of, convene and hold the Standard Pacific Stockholders Meeting solely for the purpose of obtaining the Standard Pacific Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith (and such Standard Pacific Stockholders Meeting shall in any event be no later than forty-five (45) calendar days after (i) the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed Standard Pacific that it intends to review the Proxy Statement or (ii) if the SEC has, by the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC, informed Standard Pacific that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). Standard Pacific may postpone or adjourn the Standard Pacific Stockholders Meeting solely (i) with the consent of Ryland; (ii) (A) due to the absence of a quorum or (B) if Standard Pacific has not received proxies representing a sufficient number of Shares for the Standard Pacific Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Standard Pacific Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Standard Pacific’s stockholders prior to the Standard Pacific Stockholders Meeting; or (iv) if Ryland has postponed or adjourned the Ryland Stockholders Meeting pursuant to Section 5.4(b), until the date on which the Ryland Stockholders Meeting is held; provided, that Standard Pacific may not postpone or adjourn the Standard Pacific Stockholders Meeting more than a total of two times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section. Notwithstanding the foregoing, Standard Pacific shall, at the request of Ryland, to the extent permitted by Law, adjourn the Standard Pacific Stockholders Meeting to a date specified by Ryland for the absence of a quorum or if Standard Pacific has not received proxies representing a sufficient number of Shares for the Standard Pacific Stockholder Approval; provided, that Standard Pacific shall not be required to adjourn the Standard Pacific Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Except in the case of a Standard Pacific Adverse Recommendation

Change specifically permitted by Section 5.3(b), Standard Pacific, through the Standard Pacific Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by Ryland. Without limiting the generality of the foregoing, Standard Pacific agrees that its obligations pursuant to this Section 5.4(c) shall not be affected by the commencement, public proposal, public disclosure or communication to Standard Pacific or any other Person of any Acquisition Proposal or the occurrence of any Standard Pacific Adverse Recommendation Change.

(d) Subject to Ryland’s and Standard Pacific’s rights under Section 5.4(b) and Section 5.4(c), respectively, Ryland and Standard Pacific shall cooperate in good faith to coordinate the timing of the Ryland Stockholders Meeting and the Standard Pacific Stockholders Meeting such that they occur on the same day (it being understood that nothing in this Section 5.4(d) shall in any way limit Ryland’s or Standard Pacific’s respective obligations under Section 5.6 or otherwise under this Agreement to use their respective required efforts to consummate the transactions contemplated by this Agreement).

Section 5.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, Ryland and Standard Pacific shall each, and shall use its reasonable best efforts to cause each of their respective Subsidiaries, officers, directors and representative to, afford to the other reasonable access during normal business hours, consistent with applicable Law, to each of its respective officers, employees, properties, offices, other facilities and books and records, and shall furnish the other with all financial, operating and other data and information as the other shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit the other or its respective officers, employees or representatives to conduct any environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other party or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the other party of their normal duties. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by such party or (iii) otherwise violate any applicable Law.

(b) The parties will hold and treat and will cause its respective Representatives to hold and treat in confidence all documents and information concerning the other furnished to each other in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated April 8, 2015, between Standard Pacific and Ryland (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 5.6 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Ryland Material Contract or Standard Pacific Material Contract, as applicable, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Merger and the other transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither Ryland, Standard Pacific nor any of their respective Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of the other party. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Ryland and Standard Pacific shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Ryland or Standard Pacific, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that the parties shall be permitted to designate certain information as “outside counsel only” and/or to redact any information which could be protected by a claim of privilege or which may constitute a business secret. In exercising the foregoing rights, each of Ryland and Standard Pacific shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, Ryland and Standard Pacific shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by Ryland or Standard Pacific, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

Section 5.7 Employment and Employee Benefits Matters.

(a) The Surviving Corporation will use commercially reasonable efforts, to the extent permitted by the terms of its or its Subsidiaries’ applicable employee benefit plans, programs and policies, to provide each employee of Ryland and its Subsidiaries who is employed immediately prior to the Closing and who continues employment with the Surviving Corporation or any of its Subsidiaries thereafter (each such employee, a “Continuing Employee”) with credit for all service with the Ryland or its Subsidiaries as if such service were with the Surviving Corporation and its Subsidiaries for purposes of determining eligibility, vesting, levels of benefits and benefit accrual under the Surviving Corporation’s employee benefit and compensation plans to the same extent that such service was credited under a comparable plan of Ryland or its Subsidiaries. Unused vacation days accrued by Continuing Employees under the plans and policies of Ryland and its Subsidiaries shall carry over to the Surviving Corporation. This Section 5.7(a) shall not operate to duplicate any benefit provided to any employee, require the Surviving Corporation to continue in effect any specific Ryland Plan or Surviving Corporation employee benefit plan, or prohibit the termination of employment of any specific employee, following the Effective Time.

(b) From and after the Effective Time, and without limiting the generality of Section 5.7(a), with respect to any health plan (which, for the avoidance of doubt, includes medical, dental, vision and prescription drug) of the Surviving Corporation in which such Continuing Employee is eligible to participate for the plan year in which such Continuing Employee is first eligible to participate, the Surviving Corporation shall use commercially reasonable efforts to, or shall cause its applicable Subsidiary to, cause any pre-existing condition limitations or eligibility waiting periods under such Surviving Corporation or Subsidiary plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Ryland Plan in which such Continuing Employee participated immediately prior to the Effective Time. The Surviving Corporation shall maintain the 401(k), health and welfare plans (which, for the avoidance of doubt, include medical, dental, vision, prescription drug, life insurance, AD & D, disability insurance and flex spending) of Ryland in effect through the end of the calendar year in which the Effective Time occurs.

(c) Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement, policy or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Standard Pacific, Ryland or any of their respective affiliates to amend, modify or terminate any benefit plan, program, agreement, policy or arrangement at any time assumed, established, sponsored or maintained by any of them. This Section 5.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.7, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 5.7.

Section 5.8 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of Ryland and Standard Pacific and their respective Board of Directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.9 Notification of Certain Matters. Ryland and Standard Pacific shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder; provided further, that failure to give prompt notice pursuant to clause (d) shall not constitute a failure of a condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure. The parties agree and acknowledge that, except with respect to clause (d) of the first sentence of this Section 5.9, neither Ryland’s nor Standard Pacific’s compliance or failure of compliance with this Section 5.9 shall be taken into account for purposes of determining whether the conditions referred to in Section 6.2(b) or Section 6.3(b) shall have been satisfied.

Section 5.10 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee may have under any agreement or Ryland Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of Ryland and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of Ryland or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from the Surviving Corporation to the fullest extent permitted under applicable Law within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) Except as may be required by applicable Law, Standard Pacific and Ryland agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of Ryland and its Subsidiaries or in any indemnification agreement between such Indemnified Party and Ryland or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c) For a period of six years from the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Ryland and its Subsidiaries or provide substitute policies or purchase a “tail policy,” in any case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, the Surviving Corporation shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 225% of the last annual premium paid by Ryland prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 225% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 225% of such last annual premium. At Ryland’s option, Ryland may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Ryland and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that such insurance policies in respect of any one policy year annual premiums shall not exceed 225% of the last annual premium paid by Ryland prior to the date hereof. If such tail prepaid policy has been obtained by Ryland prior to the Effective Time, the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and shall honor all obligations thereunder.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.10 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.10.

Section 5.11 Stock Exchange Listing. Standard Pacific shall use its reasonable best efforts to cause the shares of Surviving Corporation Common Stock to be issued in the Merger, and such other shares of Surviving Corporation Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 5.12 Stockholder Litigation. Ryland shall give Standard Pacific the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against Ryland and/or its officers or directors, and Standard Pacific shall give Ryland the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against Standard Pacific and/or its officers or directors, in each case relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement. Neither Ryland nor Standard Pacific shall enter into any settlement agreement in respect of any stockholder litigation against it and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.13 Certain Tax Matters. Ryland and Standard Pacific each agree to (i) deliver certificates substantially in compliance with IRS published advanced ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the tax opinions required by Section 6.2(e) and Section 6.3(e), which certificates shall be effective as of the date of such tax opinion, (ii) not, and to not permit any of their Subsidiaries to, take or cause to be taken any action on or before the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (iii) file (and agree to cause their respective Subsidiaries to file) all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.14 Public Announcements. Ryland and Standard Pacific shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Standard Pacific and Ryland in a form that is mutually agreed.

Section 5.15 Section 16 Matters. Prior to the Effective Time, each of Standard Pacific and Ryland shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Ryland Common Stock (including derivative securities with respect to such Ryland Common Stock) or acquisitions of Surviving Corporation Common Stock (including derivative securities with respect to such Surviving Corporation Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Ryland or will become subject to such reporting requirements with respect to the Surviving Corporation to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Financing.

(a) The parties shall use their respective reasonable best efforts to obtain any term loan or revolving credit facility necessary to fund the refinancing of Ryland’s existing credit facility at the Effective Time and the Surviving Corporation’s working capital needs from and after the Effective Time (it being understood that obtaining such financing is not a condition to the parties’ obligations to consummate any of the transactions contemplated by this Agreement), including providing and causing their respective Subsidiaries to provide, and using reasonable efforts to cause their Representatives to provide, all cooperation reasonably requested by the other party in connection with obtaining any such financing; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the parties and their respective Subsidiaries; and provided, further, that none of the parties or any of their respective Subsidiaries shall be required to enter into any agreements in connection therewith that would be binding if the Merger does not occur). Each party shall, to the extent it is aware of any applicable developments, promptly update any information provided by it for use in an offering document to be used in connection with any such financing to the extent such information would otherwise contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Each party consents to the reasonable use, prior to the termination of this Agreement, of its and its Subsidiaries’ logos in connection with any such financing in a manner customary for such financing transactions; provided that such logos are used solely in a manner that is not intended to nor is reasonably likely to harm or disparage such party in any way. Notwithstanding the foregoing, no party shall have any obligation under this Section 5.16 at any time that the other party is in breach of or default under any covenant, obligation or agreement required to be performed or complied with by it under this Agreement if such breach or default would reasonably be expected to prevent the Merger from being completed on or prior to the Outside Date. Ryland’s existing credit facility shall be refinanced at the Effective Time.

(b) Prior to the Effective Time, Standard Pacific shall execute and deliver to the Trustee (as defined in the applicable indenture) a supplemental indenture to the indenture for the Ryland Convertible Notes containing the provisions required by such indenture as in effect on the date of this Agreement, including by providing that at the Effective Time, each $1,000 principal amount of then-outstanding Ryland Convertible Notes shall no longer be convertible into shares of Ryland Common Stock and shall thereafter be convertible solely into the number of Surviving Corporation Common Stock that a holder of a number of shares of Ryland Common Stock equal to the Conversion Rate (as defined in the applicable indenture) immediately prior to the Effective Time would have been entitled to at the Effective Time. Prior to the Effective Time, Ryland shall execute and deliver to the Trustee (as defined in the applicable indenture) (i) an officer’s certificate containing the provisions required by such indenture as in effect on the date of this Agreement and (ii) an opinion of counsel (which may rely on such officer’s certificate as to the absence of defaults and events of default), each stating that the proposed Merger and such supplemental indenture will, upon consummation of the proposed Merger, comply with the indenture for the Ryland Convertible Notes as in effect on the date of this Agreement.

(c) Each of Standard Pacific, Ryland and the Surviving Corporation shall take all actions necessary in order to ensure that, as of the Effective Time, the Surviving Corporation assumes, to the extent reasonably required, all of the obligations of Ryland and Standard Pacific pursuant to their respective existing indentures without default.

Section 5.17 Surviving Corporation Name. Ryland and Standard Pacific shall use commercially reasonable efforts to mutually agree upon the new name of the Surviving Corporation at or prior to the date on which the Proxy Statement is sent to the stockholders of Ryland and the stockholders of Standard Pacific.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Ryland Stockholder Approval and the Standard Pacific Stockholder Approval shall have each been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

(c) NYSE Listing. The shares of Surviving Corporation Common Stock issuable to the stockholders of Ryland and to holders of Ryland Options as provided for in Article II shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

(e) Related Agreements. The Amended Stockholders Agreement, each Employment Agreement and the Conversion Notice shall be in full force and effect.

Section 6.2 Conditions to the Obligations of Standard Pacific. The obligation of Standard Pacific to effect the Merger is also subject to the satisfaction, or waiver by Standard Pacific, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Ryland set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.21 and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the remaining representations and warranties of Ryland set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had or would not reasonably be expected to have a Ryland Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Ryland Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Ryland. Ryland shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Standard Pacific shall have received a certificate signed by an executive officer of Ryland certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d).

(d) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Ryland Material Adverse Effect.

(e) Tax Opinion. Standard Pacific shall have received an opinion from Ropes & Gray LLP, counsel to Standard Pacific, to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code.

Section 6.3 Conditions to the Obligations of Ryland. The obligation of Ryland to effect the Merger is also subject to the satisfaction, or waiver by Ryland, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Standard Pacific set forth in Section 4.1, Section 4.2, Section 4.4, Section 4.21 and Section 4.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the remaining representations and warranties of Standard Pacific set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had or would not reasonably be expected to have a Standard Pacific Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Standard Pacific Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Standard Pacific. Standard Pacific shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Ryland shall have received a certificate signed by an executive officer of Standard Pacific certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d).

(d) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Standard Pacific Material Adverse Effect.

(e) Tax Opinion. Ryland shall have received an opinion from Gibson, Dunn & Crutcher LLP, counsel to Ryland, to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code.

Section 6.4 Frustration of Closing Conditions. Neither Ryland nor Standard Pacific may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Ryland Stockholder Approval or the Standard Pacific Stockholder Approval has been obtained:

(a) by mutual written consent of Ryland and Standard Pacific;

(b) by either Ryland or Standard Pacific:

(i) if the Merger shall not have been consummated on or before December 31, 2015 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.6;

(iii) if the Ryland Stockholder Approval shall not have been obtained at the Ryland Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided that Ryland shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure to obtain such Ryland Stockholder Approval is proximately caused by any action or failure to act of Ryland that constitutes a breach of this Agreement; or

(iv) if the Standard Pacific Stockholder Approval shall not have been obtained at the Standard Pacific Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided that Standard Pacific shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(iv) if the failure to obtain such Standard Pacific Stockholder Approval is proximately caused by any action or failure to act of Standard Pacific that constitutes a breach of this Agreement;

(c) by Standard Pacific:

(i) if Ryland shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or Section 5.4(b), as to which Section 7.1(c)(ii)(C) will apply), or if any representation or warranty of Ryland shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Ryland of such breach or failure; provided, that Standard Pacific shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Standard Pacific is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.3(a) or Section 6.3(b) would not be satisfied; or

(ii) if (A) a Ryland Adverse Recommendation Change shall have occurred, (B) Ryland shall, within ten (10) Business Days of a tender or exchange offer relating to securities of Ryland having been commenced, fail to publicly recommend against such tender or exchange offer, (C) Ryland shall have failed to publicly reaffirm its recommendation of the Merger within ten (10) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to Ryland’s stockholders upon a request to do so by Standard Pacific, (D) Ryland shall have breached or failed to perform any of its obligations set forth in Section 5.2 or Section 5.4(b), or (E) Ryland or the Ryland Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions;

(d) by Ryland:

(i) if Standard Pacific shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.3 or Section 5.4(c), as to which Section 7.1(d)(ii)(C) will apply), or if any representation or warranty of Standard Pacific shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Standard Pacific of such breach or failure;

provided, that Ryland shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Ryland is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.2(a) or Section 6.2(b) would not be satisfied; or

(ii) if (A) a Standard Pacific Adverse Recommendation Change shall have occurred, (B) Standard Pacific shall, within 10 Business Days of a tender or exchange offer relating to securities of Standard Pacific having been commenced, fail to publicly recommend against such tender or exchange offer, (C) Standard Pacific shall have failed to publicly reaffirm its recommendation of the Merger within ten (10) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to Standard Pacific’s stockholders upon a request to do so by Ryland, (D) Standard Pacific shall have breached or failed to perform any of its obligations set forth in Section 5.3 or Section 5.4(c), or (E) Standard Pacific or the Standard Pacific Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Ryland or Standard Pacific, provided, that:

(a) the Confidentiality Agreement (as amended hereby) and the provisions of Section 3.24 and 4.24 (Brokers), Section 5.14 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.11 (Severability), Section 8.12 (Waiver of Jury Trial) and Section 8.15 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b) either Ryland or Standard Pacific may have liability as provided in Section 7.3; and

(c) no such termination shall relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Ryland and Standard Pacific.

(b) In the event that:

(i) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to Ryland’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Ryland or the Ryland Board, (B) this Agreement is terminated by Ryland or Standard Pacific pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Standard Pacific pursuant to Section 7.1(c)(i), and (C) within twelve (12) months after the date of such termination, Ryland enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”); or

(ii) this Agreement is terminated by Standard Pacific pursuant to Section 7.1(c)(ii);

then, in any such event, Ryland shall pay to Standard Pacific a fee of $75,000,000 (the “Ryland Termination Fee”) less the amount of Standard Pacific Expenses previously paid to Standard Pacific (if any) pursuant to Section 7.3(c), it being understood that in no event shall Ryland be required to pay the Ryland Termination Fee on more than one occasion; provided, that the payment by Ryland of the Ryland Termination Fee pursuant to this Section 7.3 shall not relieve Ryland from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(c) In the event that this Agreement is terminated by Ryland or Standard Pacific pursuant to Section 7.1(b)(iii) under circumstances in which the Ryland Termination Fee is not then payable pursuant to Section 7.3(b)(i), then Ryland shall reimburse Standard Pacific and its Affiliates for all of their reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Standard Pacific and its Affiliates) incurred by Standard Pacific or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Standard Pacific Expenses”), up to a maximum amount of $4,000,000; provided, that the payment by Ryland of the Standard Pacific Expenses pursuant to this Section 7.3(c)(i) shall not relieve Ryland of any subsequent obligation to pay the Ryland Termination Fee pursuant to Section 7.3(b) except to the extent indicated in such Section and (ii) shall not relieve Ryland from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(d) In the event that:

(i) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to Standard Pacific’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Standard Pacific or the Standard Pacific Board, (B) this Agreement is terminated by Standard Pacific or Ryland pursuant to Section 7.1(b)(i) or Section 7.1(b)(iv) or by Ryland pursuant to Section 7.1(d)(i), and (C) within twelve (12) months after the date of such termination, Standard Pacific enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”); or

(ii) this Agreement is terminated by Ryland pursuant to Section 7.1(d)(ii);

then, in any such event, Standard Pacific shall pay to Ryland a fee of $125,000,000 (the “Standard Pacific Termination Fee”) less the amount of Ryland Expenses previously paid to Ryland (if any) pursuant to Section 7.3(e), it being understood that in no event shall Standard Pacific be required to pay the Standard Pacific Termination Fee on more than one occasion; provided, that the payment by Standard Pacific of the Standard Pacific Termination Fee pursuant to this Section 7.3 shall not relieve Standard Pacific from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(e) In the event that this Agreement is terminated by Ryland or Standard Pacific pursuant to Section 7.1(b)(iv) under circumstances in which the Standard Pacific Termination Fee is not then payable pursuant to Section 7.3(d)(i), then Standard Pacific shall reimburse Ryland and its Affiliates for all of their reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Ryland and its Affiliates) incurred by Ryland or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Ryland Expenses”), up to a maximum amount of $4,000,000; provided, that the payment by Standard Pacific of the Ryland Expenses pursuant to this Section 7.3(e)(i) shall not relieve Standard Pacific of any subsequent obligation to pay the Standard Pacific Termination Fee pursuant to Section 7.3(d) except to the extent indicated in such Section and (ii) shall not relieve Standard Pacific from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(f) Payment of the Ryland Termination Fee or Standard Pacific Termination Fee shall be made by wire transfer of same day funds to the accounts designated by Standard Pacific or Ryland, respectively, (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Ryland Termination Fee payable pursuant to Section 7.3(b)(i) or a Standard Pacific Termination Fee payable pursuant to Section 7.3(d)(i), or (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of termination by Standard Pacific pursuant to Section 7.1(c)(ii) or by Ryland pursuant to Section 7.1(d)(ii). Payment of the Standard Pacific Expenses or Ryland Expenses shall be made by wire transfer of same day funds to the accounts designated by Standard Pacific or Ryland, respectively, within two (2) Business Days after the party making payment having been notified of the amounts thereof by the other party.

(g) Each of Ryland and Standard Pacific acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Ryland nor Standard Pacific would enter into this Agreement. Accordingly, if any party fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the first party for the amounts set forth in this Section 7.3, the first party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Ryland Stockholder Approval or the Standard Pacific Stockholder Approval has been obtained; provided, however, that after the Ryland Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Ryland without such further approval or adoption; provided, further, that after the Standard Pacific Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Standard Pacific without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Ryland Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Ryland without such further approval or adoption; provided, further, that after the Standard Pacific Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Standard Pacific without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Ryland, to:

The Ryland Group, Inc.

3011 Townsgate Road, Suite 200

Westlake Village, California 91361-3027

Attention: Timothy J. Geckle

Facsimile: (805) 367-3807

E-mail: TGeckle@ryland.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, California 90067

Attention: Jonathan K. Layne

Facsimile: (310) 551-8741

E-mail: JLayne@gibsondunn.com

(ii)	if to Standard Pacific, to:

Standard Pacific Corp.

15360 Barranca Parkway

Irvine, California 92618

Attention: John P. Babel

Facsimile: (949) 789-1609

E-mail: jbabel@stanpac.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Robb L. Tretter

Facsimile: (212) 596-9090

E-mail: Robb.Tretter@ropesgray.com

(iii)	if to the Surviving Corporation, to:

15360 Barranca Parkway

Irvine, California 92618

Attention: John P. Babel

Facsimile: (949) 789-1609

E-mail: jbabel@stanpac.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, California 90067

Attention: Jonathan Layne

Facsimile: (310) 551-8741

E-mail: JLayne@gibsondunn.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Robb L. Tretter

Facsimile: (212) 596-9090

E-mail: Robb.Tretter@ropesgray.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(c) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

(e) “knowledge” of any party means the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter;

(f) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(g) “Ryland Equity Plans” means, collectively, the Ryland 1992 Equity Incentive Plan, the Ryland 2002 Equity Incentive Plan, the Ryland 2005 Equity Incentive Plan, the Ryland 2007 Equity Incentive Plan, the Amendment and Restatement of Ryland 2008 Equity Incentive Plan, the Ryland 2011 Equity Incentive Plan, the Ryland Non-Employee Directors’ Stock Unit Plan, the Ryland 2000 Non-Employee Director Equity Plan, the Ryland 2004 Non-Employee Director Equity Plan, the Ryland 2006 Non-Employee Director Stock Plan and the Ryland 2011 Non-Employee Director Stock Plan, and “Ryland Equity Plan” shall mean any of them individually. The Ryland ESPP shall not be a Ryland Equity Plan.

(h) “Standard Pacific Equity Plans” means, collectively, the 2000 Stock Incentive Plan of Standard Pacific, the 2005 Stock Incentive Plan of Standard Pacific, the Standard Pacific 2008 Equity Incentive Plan (as amended and restated May 18, 2011) and the Standard Pacific 2014 Omnibus Incentive Compensation Plan, and “Standard Pacific Equity Plan” shall mean any of them individually.

(i) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(j) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof; and

(k) “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, imposed, in each case, by a Governmental Entity, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including”

and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Ryland Disclosure Letter, the Standard Pacific Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 5.10.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. Except for the fiduciary duties of the Ryland Board and the validity of any corporate action on the part of Ryland, which shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Maryland, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.14 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.15 No Presumption Against Drafting Party. Each of Ryland and Standard Pacific acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE RYLAND GROUP, INC.

By:	/s/ Larry T. Nicholson
Name: Larry T. Nicholson
Title: Chief Executive Officer and President

STANDARD PACIFIC CORP.

By:	/s/ Scott D. Stowell
Name: Scott D. Stowell
Title: Chief Executive Officer, President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit A

Surviving Corporation Certificate

See attached.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[            ]

(Pursuant to Section 252 and 245 of the General Corporation Law of the State of Delaware)

[            ], a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware was August 14, 1991.

SECOND: The Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation, effective August 18, 2008, in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and it amended and restated the provisions of the Certificate of Incorporation of the Corporation.

THIRD: This Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation in connection with the adoption of that certain Agreement and Plan of Merger, dated as of June 14, 2015, by and between The Ryland Group, Inc., a Maryland corporation, and Standard Pacific Corp., a Delaware corporation, as amended from time to time, in accordance with the provisions of Sections 252 and 245 of the General Corporation Law of the State of Delaware, and it amends and restates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

FOURTH: The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is [            ].

ARTICLE II

DEFINITIONS

For purposes of this Second Amended and Restated Certificate of Incorporation, the following terms shall have the meanings indicated, and all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 203(c) of the Delaware General Corporation Law (the “Delaware Law”), as in effect on the date hereof:

(A) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities, partnership interests or by contract or otherwise. Notwithstanding the foregoing, solely for purposes of this Second Amended and Restated Certificate of Incorporation, the directors and officers of the Corporation or any of its Subsidiaries shall not, solely as a result of holding such office, be deemed Affiliates of the Investor. With respect to the Investor, the term “Affiliate” shall also include its general partner or investment manager or similar Person, and any other entity with the same general partner or investment manager or similar Persons.

(B) “Board” shall mean the Board of Directors of the Corporation.

(C) “Investor” shall mean MP CA Homes LLC, a Delaware limited liability company.

(D) “Person” shall mean any individual, corporation, partnership, firm, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other legal entity.

(E) “Voting Stock” shall mean stock of the Corporation of any class or series entitled to vote generally in the election of directors of the Corporation, and each reference herein to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the votes entitled to be cast by the holders of such shares.

ARTICLE III

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent and the name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE IV

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware Law.

ARTICLE V

AUTHORIZED CAPITAL STOCK

SECTION 1 Number of Authorized Shares. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock”; the total number of shares of all classes of stock that the Corporation shall have authority to issue is six hundred ten million (610,000,000) shares, consisting of six hundred million (600,000,000) shares of Common Stock, par value of $.01 per share, and ten million (10,000,000) shares of Preferred Stock, par value $.01 per share.

SECTION 2 Common Stock. Shares of Common Stock may be issued from time to time in one or more series. Shares of Common Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law. The Board is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board or the percentage of members, if any, of the Board each series of Common Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Common Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding. Notwithstanding the foregoing, the Board shall have no power to alter the rights of any shares of Common Stock then outstanding. Unless and until the Corporation shall file with the Delaware Secretary of State a certificate of designations creating a series of Common Stock, all shares of Common Stock shall be of one class without series and shall be denominated “Common Stock.” Upon the first filing with the Delaware Secretary of State of a certificate of designations creating a series of Common Stock, which series shall be denominated “Class B Common Stock,” each share of Common Stock outstanding or held in the treasury immediately prior to such filing shall be denominated “Class A Common Stock,” and each certificate representing then outstanding shares of Common Stock shall thereafter be deemed to represent shares of Class A Common Stock.

SECTION 3 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. Shares of Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law. The Board is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board or the percentage of members, if any, of the Board each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding. Notwithstanding the foregoing, the Board shall have no power to alter the rights of any shares of Preferred Stock then outstanding.

SECTION 4 Distributions Upon Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share of such series of Preferred Stock equal to the amount fixed and determined by the Board in the resolution or resolutions creating such series and providing for the issuance of such shares, and no more, before any of the assets of the Corporation shall be distributed or paid over to the holders of Common Stock and any Preferred Stock with rights to participate with the Common Stock in such event. If, upon such dissolution, liquidation or winding up, the assets of the Corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed ratably among such holders of Preferred Stock in proportion to the respective total amounts which they shall be entitled to receive as provided in this Section 4. After payment in full of said preferential amounts to the holders of Preferred Stock of all series, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of shares of each series of Common Stock and shares of Common Stock without series, and any Preferred Stock with rights to participate with the Common Stock in such event, each in accordance with the resolution or resolutions of the Board creating such series and providing for the issuance of such shares.

SECTION 5 Reverse Stock Split. Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware Law of this Second Amended and Restated Certificate of Incorporation of the Corporation, each five (5) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the New York Stock Exchange as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

ARTICLE VI

ANNUAL MEETINGS OF STOCKHOLDERS

The annual meeting of stockholders shall be held at such time, on such date and at such place (within or without the State of Delaware) as provided in the Bylaws of the Corporation. Subject to any requirement of applicable law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

CALL OF SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the members of the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose power and authority, as provided in a resolution by the Board of Directors or in the Bylaws of the Corporation, includes the power to call such meetings. Special meetings of stockholders of the Corporation for any purpose or purposes shall be called by the Secretary of the Corporation upon the written request or requests of one or more stockholders of record that, at the time a request is delivered, hold shares representing at least a majority of the voting stock entitled to vote on the matter or matters to be brought before the proposed special meeting and that comply with such procedures for calling a special meeting of stockholders as may be set forth in the Bylaws of the Corporation. Except as otherwise required by law or fixed pursuant to this Second Amended and Restated Certificate of Incorporation, special meetings of stockholders of the Corporation may not be called by any other Person or Persons or in any other manner.

ARTICLE VIII

NUMBER OF DIRECTORS

The number of directors that shall constitute the whole Board shall be as specified in the Bylaws of the Corporation, as the same may be amended from time to time. Notwithstanding the foregoing, during any period in which the holders of any one or more series of Preferred Stock, voting as a class, shall be entitled to elect a specified number of directors by reason of dividend arrearages or other contingencies giving them the right to do so, then and during such time as such right continues, (A) the then otherwise authorized number of directors shall be increased by such specified number of directors and the holders of shares of such series of Preferred Stock, voting as a class, shall be entitled to elect such specified number of directors in accordance with the procedure set forth in the resolution or resolutions of the Board creating such series and providing for the issuance of such shares and (B) each such additional director shall serve until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the resolution or resolutions of the Board creating such series of Preferred Stock and providing for the issuance of shares of such series, whichever occurs earlier. Whenever the holders of shares of such series of Preferred Stock are divested of such right to elect directors pursuant to the resolution or resolutions of the Board creating such series and providing for the issuance of such shares, the terms of office of all directors elected by the holders of such series of Preferred Stock pursuant to such rights, or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

ARTICLE IX

STOCKHOLDER ACTION BY WRITTEN CONSENT

Subject to any rights of the holders of any series of Preferred Stock to act by written consent as set forth in the applicable certificate of designations, any action required or permitted to be taken by stockholders of the Corporation may be effected at a duly called annual or special meeting of stockholders and may be effected by a written consent or consents by stockholders in lieu of and without such a meeting, without prior notice and without a vote, if there is filed with the records of stockholders’ meetings a unanimous written consent which sets forth the action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it. To be effective, a written consent must be delivered to the Corporation by delivery to its registered agent in the State of Delaware. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE X

LINES OF BUSINESS

SECTION 1 Duties. In recognition and anticipation (i) that directors, officers and/or employees of members or partners of the Investor and its Affiliates may serve as directors and/or officers of the Corporation, (ii) that the Investor or members or partners of the Investor and its Affiliates may engage and are expected to continue to engage in the same, similar or related lines of business and/or other business activities as those in which the Corporation or any of its subsidiaries, directly or indirectly, may engage, and that the Investor or members or partners of the Investor and its Affiliates may compete with the Corporation and its subsidiaries in one or more of such business lines and/or business activities, (iii) that the Investor or members or partners of the Investor and its Affiliates may have an interest in the same areas of corporate opportunity as the Corporation and its subsidiaries, (iv) that the Investor or members or partners of the Investor and its Affiliates may engage in material business transactions with the Corporation and its subsidiaries, and (v) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of the Investor and the members or partners of the Investor and its Affiliates, and the duties of any directors or officers of the Corporation who are also directors, officers or employees of the Investor or members or partners of the Investor and its Affiliates, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and its subsidiaries, on the one hand, and the Investor or members or partners of the Investor and its Affiliates, on the other hand, and in recognition of the benefits to be derived by the Corporation through its contractual, corporate and business relations with the Investor and members or partners of the Investor and its Affiliates (including possible service of directors, officers or employees of the Investor or members or partners of the Investor and its Affiliates as directors, officers or employees of the Corporation or its subsidiaries), the provisions of this Article X shall, to the fullest extent permitted by law, regulate and define the conduct of certain of the businesses and affairs of the Corporation in relation to the Investor and members or partners of the Investor and its Affiliates and the conduct of certain affairs of the Corporation as they may involve the Investor and the members or partners of the Investor and its Affiliates and their respective directors, officers and employees, and the power, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. Any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article X.

SECTION 2 Similar Activities or Lines of Business. Except as otherwise set forth herein or agreed in writing between the Corporation and the Investor or its Affiliates, the Investor and its Affiliates shall, to the fullest extent permitted by law, have no duty to refrain from (x) engaging in the same, similar or related lines of business and/or other business activities as the Corporation or any of its subsidiaries, or (y) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries, and neither any member or partner of the Investor and its Affiliates nor any officer, director or employee thereof (except as provided in Section 3 of this

Article X) shall to the fullest extent permitted by law be deemed to have breached his, her or its fiduciary duties, if any, to the Corporation by reason of engaging in any such line of business or activity. In the event that the Investor or a member or partner of the Investor and its Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation or any of its subsidiaries and the Investor or a member or partner of the Investor and its Affiliates, provided that knowledge of the potential transaction or matter came to the attention of such Persons other than as a result of his, her or its position with the Corporation or that of their Affiliates with the Corporation, none of the Investor or any such member or partner of the Investor and its Affiliates, to the fullest extent permitted by law, shall (i) be determined to have failed to comply with its duty (fiduciary or otherwise) to the Corporation and its stockholders with respect to such corporate opportunity, (ii) have a duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries, or (iii) be determined to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or any of its subsidiaries or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders by reason of the fact that the Investor or such member or partner of the Investor and its Affiliates pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or does not communicate or offer information regarding such corporate opportunity to the Corporation.

SECTION 3 Shared Officers and Directors. Except as otherwise agreed in writing between the Corporation and the Investor or its Affiliates in the event that a director or officer of the Corporation who is also a director, officer or employee of the Investor or a member or partner of the Investor and its Affiliates (a “Shared Officer”) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation or any of its subsidiaries and the Investor or a member or partner of the Investor and its Affiliates, provided that knowledge of the potential transaction or matter came to the attention of such Persons other than as a result of his, her or its position with the Corporation or that of their Affiliates with the Corporation, to the fullest extent permitted by law, no such Shared Officer shall (i) be determined to have failed to comply with his or her duty (fiduciary or otherwise) to the Corporation and its stockholders with respect to such corporate opportunity, (ii) have a duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries, or (iii) be determined to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders by reason of the fact that the Investor or any member or partner of the Investor and its Affiliates pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person; or does not communicate or offer information regarding such corporate opportunity to the Corporation; provided, with respect to each of (i), (ii), and (iii) above, that such director or officer acts in a manner consistent with the following:

(A) any corporate opportunity offered to any person who is a Shared Officer by virtue of an officer position with the Corporation or an officer and director position with the Corporation shall belong to the Corporation (in which case such Shared Officer must present the opportunity in the first instance to the Corporation);

(B) any corporate opportunity offered to any person who is a Shared Officer by virtue of having a director position with the Corporation shall belong to the Corporation if such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation (in which case such Shared Officer must present the opportunity in the first instance to the Corporation);

(C) any corporate opportunity offered to any person who is a Shared Officer shall belong to the Investor or the applicable member or partner of the Investor and its Affiliates if such opportunity was expressly offered to such person solely in his or her capacity as a director, officer or employee of the Investor or such member or partner (in which case such Shared Officer must present the opportunity in the first instance to the Investor or such member or partner); and

(D) any corporate opportunity otherwise offered to any person who is a Shared Officer shall belong to the Investor or the applicable member or partner of the Investor and its Affiliates.

The Corporation renounces its interest and expectancy in, or in being offered an opportunity to participate in, any corporate opportunity not expressly allocated to it under this Article X.

SECTION 4 Expiration. This Article shall expire on the date that the Investor, together with its Affiliates, ceases to own shares representing at least 10% of the voting power of the Voting Stock.

ARTICLE XI

ELECTION OF DIRECTORS

SECTION 1 Board. The Board of Directors shall consist of only one class, with such number of directors as shall be determined from time to time pursuant to or in the manner set forth in the Bylaws of the Corporation. Except as set forth in Article VIII, (A) each director shall serve until his successor shall have been duly elected and qualified unless he shall resign, become disqualified or shall otherwise be removed, and (B) in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director until the expiration of his current term or his prior death, resignation or removal.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may, unless the Board of Directors determines otherwise or otherwise provides in the Bylaws of the Corporation, only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; provided, however, that (A) if the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may only be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected and (B) this provision is subject, in all respects, to Article X of the Bylaws of the Corporation during the period beginning at the Effective Time and ending on the third (3rd) anniversary of the Effective Time.

SECTION 2 Stockholder Nominees. Nominations by stockholders of persons for election to the Board shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation.

SECTION 3 Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office with or without cause at any time, and only by the affirmative vote of the holders of a majority of the shares of Voting Stock then outstanding.

ARTICLE XII

LIABILITY AND INDEMNIFICATION

SECTION 1 Liability. To the fullest extent permitted by the Delaware Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

SECTION 2 Indemnification. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise; provided, however, except for claims for indemnification (following the final disposition of such proceeding), the foregoing shall not require the Corporation to indemnify any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person other than an action authorized by the Board. The Corporation may indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the Delaware Law, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. Any person seeking indemnification under this Article XII shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

SECTION 3 Indemnification of Others and Non-Exclusivity. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

SECTION 4 Repeal or Modification. No repeal or modification of this Article XII shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

ARTICLE XIII

AMENDMENT OF CORPORATE DOCUMENTS

SECTION 1 Certificate of Incorporation. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Second Amended and Restated Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved herein.

SECTION 2 Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to make, alter or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw made by the Board; provided that, during the period beginning at the Effective Time and ending on the third (3rd) anniversary of the Effective Time, the provisions of Article X of the Bylaws may be modified, amended or repealed, and any Bylaw provision or other resolution inconsistent with Article X may be adopted, or any such modification, amendment, repeal or inconsistent Bylaw provisions or other resolutions recommended for adoption by the stockholders of the Corporation, only by an affirmative vote of at least seventy-five percent (75%) of the whole Board.

ARTICLE XIV

FORUM FOR ADJUDICATION OF DISPUTES

SECTION 1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner, within the meaning of Section 13(d) of the Exchange Act) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware Law or this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware); in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

SECTION 2 Personal Jurisdiction. If any action the subject matter of which is within the scope of Article XIV Section 1 of this Second Amended and Restated Certificate of Incorporation is filed in a court other than a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) (a “Foreign Action”) in the name of any stockholder (including any beneficial owner, within the meaning of Section 13(d) of the Exchange Act), such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article XIV Section 1 of this Second Amended and Restated Certificate of Incorporation and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

SECTION 3 Enforceability. Any person purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV. If any provision of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by                     , its                     , as of this     day of             , 2015.

/s/
Name:
Title:

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Exhibit B

Surviving Corporation Bylaws

See attached.

[                    ]

a Delaware corporation

BYLAWS

ARTICLE I: Offices

SECTION 1.1 Registered Office. The registered office of [            ] (the “Corporation”) shall be at 160 Greentree Drive, Suite 101, City of Dover, County of Kent, State of Delaware, and the name of the registered agent in charge thereof shall be National Registered Agents, Inc. The Board of Directors of the Corporation (the “Board”) is hereby granted full power and authority to change said registered office from one location to another.

SECTION 1.2 Other Offices. The Corporation may also have an office or offices at such other place or places, either within or without the State of Delaware, as the Board may from time to time determine or as the business of the Corporation may require.

ARTICLE II: Meetings of Stockholders

SECTION 2.1 Place of Meetings. All annual meetings of stockholders and all other meetings of stockholders shall be held either at the principal office of the Corporation or at any other place within or without the State of Delaware as determined by the Board. The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware, as the same exists or may hereinafter be amended (the “Delaware Law”).

SECTION 2.2 Annual Meetings. Annual meetings of stockholders of the Corporation for the purpose of electing directors and for the transaction of such other proper business as may come before such meetings may be held at such time and place, if any, and on such date as the Board shall determine by resolution.

SECTION 2.3 Special Meetings. Special meetings of stockholders of the Corporation for any purpose or purposes may only be called in accordance with the provisions of the Certificate of Incorporation, as it may be amended and/or restated from time to time (the “Certificate of Incorporation”). Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Except as otherwise required by law and except as otherwise provided in or fixed pursuant to the Certificate of Incorporation, special meetings of the stockholders of the Corporation may not be called by any other person or persons.

SECTION 2.4 Notice of Meetings.

(A) Except as otherwise required by law, notice of each meeting of the stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Notice may be given (i) by delivering a written notice thereof to such stockholder personally, (ii) by depositing notice in the United States mail, in a postage prepaid envelope, directed to such stockholder at such stockholder’s address as it appears on the records of the Corporation, or (iii) by transmitting the notice by any form of electronic transmission consented to by such stockholder when directed to an address at which such stockholder has consented to receive such notice. Except as otherwise expressly required by applicable law, no publication of any notice of a meeting of stockholders shall be required. Every notice of a meeting of the stockholders shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice of any meeting of stockholders shall not be required to be given to any stockholder to whom notice may be omitted pursuant to applicable Delaware law or who shall have waived such notice, and such notice shall be deemed waived by any stockholder who shall attend such meeting in person or by proxy, except a stockholder who shall attend such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(B) A majority in voting interest of the stockholders present in person or by proxy and entitled to vote at any meeting or, any officer entitled to preside at, or to act as secretary of, such meeting may recess or adjourn such meeting from time to time to reconvene at the same or some other place, if any. Notice of any adjourned meeting of the stockholders need not be given if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken, provided that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice shall be given to each stockholder of record entitled to vote at the meeting. At any recessed or adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

SECTION 2.5 Organization.

(A) Except as otherwise required by applicable law, the holders of record of a majority in voting interest of the shares of stock of the Corporation entitled to be voted thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of stockholders of the Corporation or any adjournment thereof. Subject to the requirement of a larger percentage vote contained in the Certificate of Incorporation, these Bylaws or by applicable law, the stockholders present at a duly called or held meeting at which a quorum is initially present may continue to do business until adjournment or recess, notwithstanding any withdrawal of stockholders that may leave less than a quorum remaining, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. In the absence of a quorum at any meeting or any adjournment thereof, a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat or, any officer entitled to preside at, or to act as secretary of, such meeting may adjourn such meeting from time to time.

(B) Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his or her absence, by the Chief Executive Officer, or, in his or her absence, by another person designated by the Board. The Secretary of the Corporation, or in his or her absence, an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

(C) The Board may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of the meeting shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of stockholders and the safety of those in attendance as, in the judgment of the chairman, are necessary, appropriate or convenient for the conduct of the meeting. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board or by the chairman of the meeting, may include without limitation, establishing: (i) an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants; (vi) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (vii) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. Subject to any rules and regulations adopted by the Board, the chairman of the meeting may convene and, for any or no reason, from time to time, adjourn and/or recess any meeting of stockholders pursuant to Section 2.4(B). The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, subject to the rights of the Board hereunder, have the power to declare that a nomination or other business was not properly brought before the meeting if the facts warrant (including without limitation, if a determination is made, pursuant to Section 2.9 hereof, that a nomination or other business was not made or proposed, as the case may be, in accordance with Section 2.9 hereof), and if such chairman should so declare, such nomination shall be disregarded or such other business shall not be transacted.

SECTION 2.6 Voting.

(A) Each stockholder shall, at each meeting of the stockholders, be entitled to vote in person or by proxy each share of the stock of the Corporation having voting rights on the matter in question and which shall have been held by such stockholder and registered in such stockholder’s name on the books of the Corporation on the date fixed pursuant to Section 6.5 hereof as the record date for the determination of stockholders entitled to notice of and to vote at such meeting.

(B) Shares of its own stock belonging to the Corporation or to another entity, if a majority of the shares or other interests entitled to vote in the election of directors (or equivalent) in such other entity is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes. Persons holding stock of the Corporation in a fiduciary capacity shall be entitled to vote such stock. Persons whose stock is pledged shall be solely entitled to vote such pledged stock, unless in the transfer by the pledgor on the books of the Corporation the pledgor shall have expressly empowered the pledgee to vote thereon, in which case only the pledgee, or the pledgee’s proxy, may represent such stock and vote thereon. Stock having voting power standing of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or with respect to which two or more persons have the same fiduciary relationship, shall be voted in accordance with the provisions of the Delaware Law.

(C) Any voting rights may be exercised by the stockholder entitled thereto in person or by such stockholder’s proxy duly authorized as such by any means permitted under the Delaware Law (including without limitation, in writing or by transmitting or authorizing an electronic transmission, or by any copy, facsimile telecommunication or other reliable reproduction of such authorization) and delivered to the secretary of the meeting; provided, however, that no such proxy shall be voted or acted upon after three years from its date unless the proxy shall provide for a longer period. The attendance at any meeting of a stockholder who may theretofore have given a proxy shall not have the effect of revoking the same unless such stockholder shall in writing, or by any other means permissible for authorizing a proxy, deliver to the secretary of the meeting, prior to the voting of the proxy, a revocation of the proxy or a new proxy bearing a later date.

(D) At any meeting of the stockholders, all matters, except as otherwise provided in the Certificate of Incorporation, in these Bylaws or by applicable law, shall be decided by the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat and thereon, a quorum being present. The vote at any meeting of the stockholders on any question need not be by ballot, unless so directed by the chairman of the meeting. On a vote by ballot each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy, or be submitted by electronic transmission provided that such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder, and it shall state the number of shares voted.

SECTION 2.7 List of Stockholders. The Secretary of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of such stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of such meeting.

SECTION 2.8 Inspector of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of such inspector’s ability. Such inspector shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at the meeting and entitled to vote on each question, (iii) determine the validity of proxies and ballots, (iv) accept the votes, and count all votes and ballots, (v) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (vi) certify their determination of the number of shares represented at the meeting, and their count of the votes and ballots voted respectively for and against each question. Reports of inspectors shall be in writing and subscribed and delivered by them to the Secretary of the Corporation. The inspectors need not be stockholders of the Corporation, and any officer of the Corporation may be an inspector on any question other than a vote for or against a proposal in which such officer shall have a material interest.

SECTION 2.9 Advance Notice of Stockholder Nominations and Other Business.

(A) At any meeting of the stockholders, only such nominations for director shall be made and only such other business shall be conducted as shall have been brought before the meeting by or at the direction of the Board or by any stockholder of the Corporation entitled to vote thereat who complies with the notice procedures set forth in this Section 2.9. For business (other than the nomination of a person for election as a director, which is governed by Section 2.9(B) below) to be properly brought before an annual meeting of the stockholders by a stockholder, the stockholder must have given notice thereof in writing to the Secretary of the Corporation not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting or, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 7th day following the first public announcement of the date of such meeting. A stockholder’s notice to the Secretary shall set forth:

(i) as to each matter the stockholder proposes to bring before the meeting (other than the nomination of a person for election as director, which is governed by Section 2.9(B) below), a brief description of the business desired to be brought before the meeting, including the text of any resolutions proposed for consideration, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), if any, on whose behalf the business is being proposed;

(ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: (a) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and the name and address of such beneficial owner, (b) the class and number of shares of the Corporation that are owned of record by each of such stockholder and such beneficial owner as of the date of the notice, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for such meeting of the class and number of shares of the Corporation owned of record by each of the stockholder and such beneficial owner as of the record date for the meeting and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and

(iii) as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the proposal is made, as to such beneficial owner, and if such stockholder or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “control person”): (a) the class and number of shares of the Corporation that are beneficially owned by such stockholder or beneficial owner and by any control person as of the date of the notice, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for such meeting of the class and number of shares of the Corporation beneficially owned by such stockholder or beneficial owner and by any control person as of the record date for the meeting, (b) a description of any agreement, arrangement or understanding with respect to the business between or among the stockholder, beneficial owner or control person and any other person or persons (naming such person or persons), including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, (c) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of the Corporation’s capital stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or control person with respect to shares of stock of the Corporation, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, and (d) a representation whether such stockholder or beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the item of business and/or otherwise to solicit proxies from stockholders in support of such business. In addition, the stockholder intending to propose the business shall promptly provide any other information reasonably requested by the Corporation.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any meeting of the stockholders except in accordance with the procedures set forth in this Section 2.9(A). Except as otherwise provided by law, the Board shall have the power and duty to determine whether any business proposed to be conducted at the annual meeting was proposed in accordance with the procedures set forth in this Section 2.9(A) (including whether the stockholder or beneficial owner, if any, on whose behalf the business is being proposed solicited proxies in support of such stockholder’s proposal in compliance with such stockholder’s representation as required by clause (iii)(d) of this Section 2.9(A)). If any business was not proposed in compliance with the procedures set forth in this Section 2.9(A), the chairman of the meeting shall direct that the business was not properly brought before the meeting and the business shall not be considered. Notwithstanding the foregoing provisions of this Section 2.9(A), unless otherwise required by law, if the stockholder does not provide the information required under clauses (ii)(b), (iii)(a), (b) and (c) of this Section 2.9(A) to the Corporation within five business days following the record date for an annual meeting or if the stockholder does not appear in person or by proxy at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

The foregoing notice requirements set forth in this Section 2.9(A) shall not apply to a stockholder if the stockholder has notified the Corporation of his or her intention to present a stockholder proposal at an annual meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(B) Nominations for the election of directors may be made at an annual meeting of the stockholders or at a special meeting of the stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting by the Board or by any stockholder entitled to vote in the election of directors at such meeting; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to the Secretary of the Corporation, in the case of an annual meeting, not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting or, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 7th day following the first public announcement of the date of such meeting or, in the case of a special meeting, not later than the close of business on the later of the 60th day prior to such special meeting or the 7th day following the first public announcement of the date of such meeting. Each such notice shall set forth:

(i) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, and (b) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; provided, however, that, in addition to the information required in the stockholder’s notice pursuant to this Section 2.9(B)(i), the Corporation may require each such person to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director;

(ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (a) the name and address, as they appear on the Corporation’s books, of the stockholder who intends to make the nomination and the name and address of such beneficial owner, (b) the class and number of shares of the Corporation that are owned of record by each of such stockholder and such beneficial owner as of the date of the notice, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for such meeting of the class and number of shares of the Corporation owned of record by each of the stockholder and such beneficial owner as of the record date for the meeting, and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; and

(iii) as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made, as to such beneficial owner, and if such stockholder or beneficial owner is an entity, as to each control person thereof: (a) the class and number of shares of the Corporation that are beneficially owned by such stockholder or beneficial owner and by any control person as of the date of the notice, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for such meeting of the class and number of shares of the Corporation beneficially owned by such stockholder or beneficial owner and by any control person as of the record date for the meeting, (b) a description of any agreement, arrangement, or understanding with respect to the nomination between or among the stockholder, beneficial owner or control person and any other person or persons (naming such person or persons), including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, (c) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of the Corporation’s capital stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or control person with respect to shares of stock of the Corporation, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, and (d) a representation whether such stockholder or beneficial owner, if any, intends or is part of a group that intends to solicit proxies from stockholders in support of such nomination. In addition, the stockholder intending to make such nomination shall promptly provide any other information reasonably requested by the Corporation.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.9(B). Except as otherwise provided by law, the Board shall have the power and duty to determine whether any nomination was made in accordance with the procedures set forth in this Section 2.9(B) (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited proxies in support of such stockholder’s nominee in compliance with such stockholder’s representation as required by clause (iii)(d) of this Section 2.9(B)). If any proposed nomination was not made in compliance with the procedures set forth in this Section 2.9(B), the chairman of any meeting of stockholders shall direct that the nomination was not made in accordance with these procedures and shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.9(B), unless otherwise required by law, if the stockholder does not provide the information required under clauses (ii)(b), (iii)(a), (b) and (c) of this Section 2.9(B) to the Corporation within five business days following the record date for an annual or special meeting or if the stockholder does not appear in person or by proxy at an annual or special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(C) In no event shall an adjournment, recess or postponement of a meeting commence a new time period (or extend any time period) for the giving of a stockholder notice as described above.

(D) For purposes of this Section 2.9, the “close of business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day, and a “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. For purposes of this Section 2.9, shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (i) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (ii) the right to vote such shares, alone or in concert with others and/or (iii) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

ARTICLE III: Board of Directors

SECTION 3.1 General Powers. Subject to any requirements in the Certificate of Incorporation, these Bylaws, and of the Delaware Law as to action which must be authorized or approved by the stockholders, any and all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the Board to the fullest extent permitted by law.

SECTION 3.2 Number and Term of Office. Except as otherwise provided in and subject to Article X of these Bylaws or fixed pursuant to the Certificate of Incorporation, the authorized number of directors of the Corporation shall be not fewer than 7 and not more than 12 directors, the exact number to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of entire Board, until this Section 3.2 is amended by a resolution duly adopted by the Board or by the stockholders of the Corporation. Directors need not be stockholders. Each of the directors of the Corporation shall hold office until such director’s successor shall have been duly elected and shall qualify or until such director shall resign or shall have been removed in the manner provided in these Bylaws, including Article X, to the extent applicable.

SECTION 3.3 Election of Directors. The directors shall be elected by the stockholders of the Corporation. At any meeting of stockholders at which directors are to be elected, each nominee for election as a director shall be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected (i) if, pursuant to these Bylaws, the number of director candidates to be nominated at such meeting exceeds the number of directors to be elected or if a stockholder has submitted notice of an intent to nominate a candidate for election in accordance with Section 2.9 of these Bylaws unless, on or before the seventh (7th) business day prior to the date that the Corporation files with the Securities and Exchange Commission its definitive proxy statement relating to such meeting (regardless of whether thereafter revised or supplemented), such notice has been (a) withdrawn in writing to the Secretary of the Corporation, (b) determined by the Board (or a committee thereof) pursuant to the Bylaws, or, if challenged in court, by a final court order, not to be a valid and effective notice of nomination, or (c) determined by the Board (or a committee thereof) not to create a bona fide election contest; and (ii) during the Specified Period. The election of directors is subject to any provisions contained in the Certificate of Incorporation relating thereto.

SECTION 3.4 Resignations. Any director of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the Board or to the Secretary of the Corporation. Any such resignation shall take effect at the time or upon the happening of an event or events specified therein, or, if the time or events be not specified, it shall take effect immediately upon delivery; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 3.5 Vacancies. Except as otherwise provided in the Certificate of Incorporation and Article X of these Bylaws, any vacancy in the Board, whether because of death, resignation, disqualification, an increase in the number of directors, removal, or any other cause, may only be filled by vote of the majority of the remaining directors, although less than a quorum, or by a sole remaining director; provided, however, that whenever the holders of any class or series of shares are entitled to elect one or more directors, any vacancy or newly created directorship of such class or series may be filled by a majority of the directors elected by such class or series then in office, or by a sole remaining director so elected. Each director so chosen to fill a vacancy shall hold office until such director’s successor shall have been elected and shall qualify or until such director shall die, resign or shall have been removed. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

SECTION 3.6 Place of Meeting. The Board or any committee thereof may hold any of its meetings at such place or places within or without the State of Delaware as the Board or such committee may from time to time by resolution designate or as shall be designated by the person or persons calling the meeting or in the notice of any such meeting. Directors may participate in any regular or special meeting of the Board or any committee thereof by means of conference telephone or other communications equipment pursuant to which all persons participating in the meeting of the Board or such committee can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 3.7 Regular Meetings. Regular meetings of the Board may be held at such times as the Board shall from time to time by resolution determine. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting shall be held at the same hour and place on the next succeeding business day not a legal holiday. Except as required by applicable law, notice of regular meetings need not be given.

SECTION 3.8 Special Meetings. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairman of the Board or, if the Chairman of the Board is absent or unable or refuses to act, by the Lead Independent Director, if applicable, the President or the Chief Executive Officer, or by a majority of the Board by vote at a meeting, or in writing with or without a meeting. Except as otherwise provided by applicable law or by these Bylaws, written notice of the time and place of special meetings shall be delivered personally or by facsimile or other electronic transmission to each director, or sent to each director by mail or by other form of written communication, charges prepaid, addressed to such director at such director’s address, or in the case of facsimile or other electronic transmission at the facsimile number or other address for such transmissions, as it is shown upon the records of the Corporation, or, if it is not so shown on such records and is not readily ascertainable, at the place in which the meetings of the directors are regularly held. In case such notice is mailed, it shall be deposited in the United States mail in the County in which the principal office for the transaction of the business of the Corporation is located at least 48 hours prior to the time of the holding of the meeting. In case such notice is delivered personally or by facsimile or other electronic transmission as above provided, it shall be delivered at least 24 hours prior to the time of the holding of the meeting. Such mailing, delivery or facsimile or other electronic transmission as above provided shall be due, legal and personal notice to such director. Except where otherwise required by applicable law or by these Bylaws, notice of the purpose of a special meeting need not be given. Notice of any meeting of the Board shall not be required to be given to any director who is present at such meeting, except a director who shall attend such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 3.9 Quorum and Manner of Acting. Except as otherwise provided in these Bylaws, including Article X, the Certificate of Incorporation or by applicable law, the presence of a majority of the authorized number of directors shall be required to constitute a quorum for the transaction of business at any meeting of the Board, and all matters shall be decided at any such meeting, a quorum being present, by the affirmative vote of a majority of the directors present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, provided any action taken is approved by at least a majority of the required quorum for such meeting. In the absence of a quorum, a majority of directors present at any meeting may adjourn the same from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. The directors shall act only as a Board, and the individual directors shall have no power as such.

SECTION 3.10 Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if consent in writing or by electronic transmission is given thereto by all members of the Board or of such committee, as the case may be and such consent or electronic transmission is filed with the minutes of proceedings of the Board or of such committee. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

SECTION 3.11 Compensation. Directors may receive such compensation, if any, for their services on the Board and its committees, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board. In addition, a fixed fee, with or without expenses of attendance, may be authorized by resolution of the Board for attendance at each meeting, including for attendance at each meeting of a committee of the Board. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise, and receiving compensation therefor.

SECTION 3.12 Committees. Except as otherwise provided in and subject to Article X of these Bylaws, the Board may designate such committees as it shall determine. Each committee shall consist of two or more of the members of the Board and shall serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. To the extent provided in any applicable resolution or charter approved by a majority of the members of the Board and subject to any restrictions or limitations on the delegation of power and authority imposed by applicable law, any such committee shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Any such committee shall keep written minutes of its meetings and report the same to the Board. Unless the Board or these Bylaws shall otherwise prescribe the manner of proceedings of any such committee, meetings of such committee may be regularly scheduled in advance and may be called at any time by the chairman of the committee or by any two members thereof; otherwise, the provisions of these Bylaws with respect to notice and conduct of meetings of the Board shall govern committees of the Board and actions by such committees.

ARTICLE IV: Officers

SECTION 4.1 Officers. The officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents (the number thereof and their respective titles to be determined by the Board), a Secretary, a Treasurer, a Controller and such other officers as may be appointed at the discretion of the Board or otherwise appointed in accordance with the provisions of Section 4.2 hereof. The Board may appoint a Chairman of the Board and, if the Board so designates, the Chairman of the Board may be an officer of the Corporation. Any number of offices may be held by the same person; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more officers. The Chairman, the Chief Executive Officer and the President shall have and may exercise such authority and perform such duties as are provided in these Bylaws or as the Board may from time to time specify. All other officers of the Corporation shall have and may exercise such authority and perform such duties as the Board or the Chief Executive Officer may from time to time specify.

SECTION 4.2 Election. The officers of the Corporation, except such officers as may be appointed or elected in accordance with the provisions of Sections 4.3 or 4.5 hereof, shall be chosen annually by the Board at the first meeting thereof held after the annual meeting of stockholders, and each officer shall hold office until such officer shall die, resign or shall be removed or otherwise disqualified to serve, or until such officer’s successor shall be elected and qualified.

SECTION 4.3 Appointed Officers. Operational Vice Presidents, Controllers, Assistant Vice Presidents, Assistant Secretaries or Assistant Treasurers, and such additional officers as may be deemed necessary or desirable to management of the Corporation, shall be deemed appointed officers and shall not be considered elected officers of the Corporation. Appointed officers may be appointed by the Board or the Chief Executive Officer and shall have such authority and perform such duties as are provided in these Bylaws or as the Board or the Chief Executive Officer may from time to time specify.

SECTION 4.4 Removal and Resignation. Any officer may be removed, either with or without cause, by resolution of the Board at any regular or special meeting of the Board, or, except in case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board, in each case, without prejudice to contractual rights, if any, of such officer. Any appointed officer, employee or agent of the Corporation, except in case of an officer chosen by the Board, may be removed by the Chief Executive Officer whenever, in his judgment, the best interests of the Corporation will be served thereby, without prejudice to the contractual rights, if any, of the person so removed. Any officer may resign at any time upon written notice to the Corporation.

SECTION 4.5 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to such office. The Board may elect a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly elected and qualified.

ARTICLE V: Contracts, Checks, Drafts, Bank Accounts, Etc.

SECTION 5.1 Execution of Contracts. The Board, except as otherwise provided in these Bylaws, may designate (or authorize any officers of the Corporation to designate), the persons authorized to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances; and unless so authorized, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or other instrument or to pledge its credit or to render it liable for any purpose or in any amount.

SECTION 5.2 Checks, Drafts, Etc. From time to time, the Board shall determine the method, and designate (or authorize any officers of the Corporation to designate) the person or persons who shall have authority, to sign or endorse all checks, drafts, other orders for payment of money, notes, bonds, debentures or other evidences of indebtedness that are issued in the name of or payable by or to the Corporation, and only the persons so authorized shall sign or endorse such instruments. Each such officer, assistant, agent or attorney shall give such bond, if any, as the Board may require.

SECTION 5.3 Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board may select, or as may be selected by any officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation to whom such power shall have been delegated by the Board. For the purpose of deposit and for the purpose of collection for the account of the Corporation, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President or the Treasurer (or any other officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation who shall from time to time be determined by the Board) may endorse, assign and deliver checks, drafts and other orders for the payment of money which are payable to the order of the Corporation.

SECTION 5.4 General and Special Bank Accounts. The Board (or any officer or officers of the Corporation to whom the Board may delegate such power) may from time to time authorize the opening and keeping of general and special bank accounts with such banks, trust companies or other depositories as the Board may select or as may be selected by any officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation to whom such power shall have been delegated by the Board. The Board may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these Bylaws, as it may deem expedient.

SECTION 5.5 Delegation. Unless otherwise specifically determined by the resolution of the Board or otherwise provided by law or these Bylaws, the Chief Executive Officer is authorized to designate the persons authorized to (i) enter into any contract or execute any instrument in the name of and on behalf of the Corporation pursuant to Section 5.1 above, (ii) sign or endorse all checks, drafts, other orders for payment of money, notes, bonds, debentures or other evidences of indebtedness that are issued in the name of or payable by or to the Corporation pursuant to Section 5.2 above, (iii) select banks, trust companies or other depositories pursuant to Section 5.3 above, and (iv) select, open and keep general and special bank accounts pursuant to Section 5.4 above. The Board may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding the foregoing provisions of this Article V.

ARTICLE VI: Shares and Their Transfer

SECTION 6.1 Certificates for Stock; Uncertificated Shares. The shares of stock of the Corporation shall be evidenced by certificates in such form as the Board may prescribe; provided that the Board may provide by resolution that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares. The certificates representing shares of such stock shall be numbered in the order in which they shall be issued and shall be signed in the name of the Corporation by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and by the Secretary or the Treasurer. Any or all of the signatures on the certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any such certificate, shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as though the person who signed such certificate, or whose facsimile signature shall have been placed thereupon, were such officer, transfer agent or registrar at the date of issue. A record shall be kept of the respective names of the persons, corporations or other entities owning the stock represented by such certificates or by uncertificated shares, the number and class or series of shares represented by such certificates or uncertificated shares, respectively, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificate or certificates or uncertificated shares shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 6.4 hereof. Except as otherwise provided by applicable law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificated shares of the same class and series shall be identical.

SECTION 6.2 Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof, or by such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, or with a transfer clerk or a transfer agent appointed as provided in Section 6.3 hereof. Upon surrender to the Corporation, or a transfer agent of the Corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer and the payment of all taxes thereon, the Corporation may issue a new certificate, or, upon request, evidence of the equivalent uncertificated shares, to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the holder of uncertificated shares and the payment of all taxes thereon, the Corporation shall cancel such uncertificated shares and issue new equivalent uncertificated shares, or, upon such holder’s request, certificated shares, to the person entitled thereto, and record the transaction upon its books. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation, except as otherwise provided by law. Whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact shall be so expressed in the entry of transfer if, when the shares shall be presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

SECTION 6.3 Regulations. The Board may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of uncertificated and certificated shares of stock of the Corporation. It may appoint, or authorize any officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates for stock to bear the signature or signatures of any of them.

SECTION 6.4 Lost, Stolen, Destroyed, and Mutilated Certificates. In any case of loss, theft, destruction, or mutilation of any certificate of stock, another certificate or uncertificated shares may be issued in its place upon proof of such loss, theft, destruction, or mutilation and upon the giving of a bond of indemnity to the Corporation in such form and in such sum as the Board (or any officer or officers of the Corporation to whom the Board may delegate such power) may direct; provided, however, that a new certificate or uncertificated shares may be issued without requiring any bond when, in the judgment of the Board (or such officer or officers), it is proper so to do.

SECTION 6.5 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any other change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted nor be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. If no record date is set by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the next day preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If in any case involving the determination of stockholders for any purpose other than notice of or voting at a meeting of stockholders, the Board shall not fix such a record date, then the record date for determining stockholders for such purpose shall be the close of business on the day on which the Board shall adopt the resolution relating thereto. A determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

ARTICLE VII: Indemnification

SECTION 7.1 Scope of Indemnification. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law, and by the Certificate of Incorporation, any person (or the estate of any person) who is or was a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise; provided, however, except for claims for indemnification (following the final disposition of such proceeding), the foregoing shall not require the Corporation to indemnify any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person other than an action authorized by the Board. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation may enter into indemnification agreements with any one or more of its directors, officers, employees and agents upon resolution duly adopted by the Board. Such agreements may indemnify such persons to the fullest extent permissible under law.

SECTION 7.2 Amendments. Any repeal or modification of this Article VII shall only be prospective and shall not affect any right or protection existing under this Bylaw at the time of any action or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII: Forum for Adjudication of Disputes

SECTION 8.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner, within the meaning of Section 13(d) of the Exchange Act) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware Law or the Certificate of Incorporation or these Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware); in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

SECTION 8.2 Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 8.1 of these Bylaws is filed in a court other than a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) (a “Foreign Action”) in the name of any stockholder (including any beneficial owner, within the meaning of Section 13(d) of the Exchange Act), such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 8.1 of these Bylaws and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

SECTION 8.3 Enforceability. Any person purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII. If any provision of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE IX: Miscellaneous

SECTION 9.1 Seal. The Board may adopt a corporate seal, which shall be in the form of a circle and shall bear the name of the Corporation and words showing that the Corporation was incorporated in the State of Delaware.

SECTION 9.2 Waiver of Notices. Whenever notice is required to be given by these Bylaws or the Certificate of Incorporation or by applicable law, a written waiver, signed by the person entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

SECTION 9.3 Amendments. Except as otherwise provided herein, including Article X of these Bylaws, or in the Certificate of Incorporation, these Bylaws or any of them may be altered, amended, repealed or rescinded and new Bylaws may be adopted by the Board, or by the stockholders at any annual or special meeting of stockholders provided that notice of such proposed alteration, amendment, repeal, rescission or adoption is given in the notice of such meeting.

SECTION 9.4 Representation of Other Entities. The Chairman of the Board, the Chief Executive Officer, the President or the Secretary or any Vice President of the Corporation is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all equity interests of any other entity or entities standing in the name of the Corporation. The authority herein granted to them to vote or represent on behalf of the Corporation any and all equity interests held by the Corporation in any other entity or entities may be exercised either by them in person or by any person authorized so to do by proxy or power of attorney duly executed by such them.

SECTION 9.5 Emergency Bylaws. In the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the Delaware Law, or other similar emergency condition, as a result of which a quorum of the Board or a standing committee of the Board cannot readily be convened for action, then, subject to Article X of these Bylaws, the director or directors in attendance at the meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board as they shall deem necessary and appropriate.

ARTICLE X: Certain Governance Matters

SECTION 10.1 Definitions. The following definitions shall apply to this Article X and otherwise as applicable in these Bylaws:

(A) “Continuing Ryland Directors” shall mean the directors of the Corporation at the Effective Time who were (i) the Chief Executive Officer and President of the Corporation, (ii) the Lead Independent Director of the Board or (iii) designated by Ryland in writing prior to the Effective Time pursuant to the Merger Agreement and any additional directors whose appointment or election is endorsed by at least a majority of the Continuing Ryland Directors then in office pursuant to Section 10.2 below.

(B) “Continuing Standard Pacific Directors” shall mean the directors of the Corporation at the Effective Time who were (i) the Executive Chairman of the Board or (ii) designated by Standard Pacific in writing prior to the Effective Time pursuant to the Merger Agreement and any additional directors whose appointment or election is endorsed by at least a majority of the Continuing Standard Pacific Directors then in office pursuant to Section 10.2 below.

(C) “Effective Time” has the meaning specified in the Merger Agreement.

(D) “Entire Board of Directors” shall mean a total of ten (10) directors, comprised of five (5) Continuing Ryland Directors and five (5) Continuing Standard Pacific Directors, as provided in Section 10.2 below; provided, however, if there are no Continuing Ryland Directors or Continuing Standard Pacific Directors to fill a vacancy pursuant to Section 10.2 below, then the “Entire Board of Directors” shall mean the remaining directors (even if less than a quorum) or the sole remaining director.

(E) “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of June 14, 2015, by and among Ryland and Standard Pacific, as amended from time to time.

(F) “Specified Period” shall mean the period beginning at the Effective Time and ending on the third (3rd) anniversary of the Effective Time.

(G) “Ryland” means The Ryland Group, Inc., a Maryland corporation.

(H) “Standard Pacific” means Standard Pacific Corp., a Delaware corporation.

SECTION 10.2 Composition of the Board. During the Specified Period, the Board shall be comprised of ten (10) members, as follows: five (5) Continuing Ryland Directors and five (5) Continuing Standard Pacific Directors. The specific composition of the Board as of the Effective Time shall be as set forth in the Merger Agreement. Vacancies resulting from the cessation of service by, including removal of, any Continuing Ryland Director or any Continuing Standard Pacific Director shall be filled only by an individual whose appointment or election is endorsed by at least a majority of the Continuing Ryland Directors or the Continuing Standard Pacific Directors, respectively, then in office (even if less than a quorum) or by a sole remaining Continuing Ryland Director or Continuing Standard Pacific Director, as applicable. Each such nomination shall be subject to approval by at least a majority of the Board (even if less than a quorum, or by a sole remaining director), which approval shall not be withheld if the candidate is qualified and such approval is otherwise consistent with the Board’s fiduciary duties.

SECTION 10.3 Lead Independent Director. During the Specified Period, the Chairman of the Board of Directors of Ryland as of immediately prior to the Effective Time shall be the Lead Independent Director of the Board until the earlier of his resignation or removal or until his successor is duly elected and qualified as provided in this Section 10.3. The duties, powers and responsibilities of the Lead Independent Director shall be as set forth in the corporate governance guidelines of the Corporation. Except as provided in the Certificate of Incorporation, during the Specified Period, the Board may only remove the Lead Independent Director from his role by the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors (excluding the Lead Independent Director). Vacancy resulting from his cessation of service, including removal, shall be filled only by a Continuing Ryland Director.

SECTION 10.4 Composition of Committees. During the Specified Period, the Board shall have only three committees: Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee (together, the “Required Committees”). During the Specified Period, the Required Committees shall be composed of two (2) non-executive independent (as defined under applicable independence rules) Continuing Ryland Directors and two (2) non-executive independent (as defined under applicable independence rules) Continuing Standard Pacific Directors. During the Specified Period, the Nominating and Corporate Governance Committee shall be chaired by a Continuing Standard Pacific Director, and each of the Audit Committee and the Compensation Committee shall be chaired by a Continuing Ryland Director. During the Specified Period, in the case of a vacancy, a Continuing Ryland Director, who meets the qualifications set forth in the applicable committee charter, shall be appointed as an alternate for a committee member or chair who is a Continuing Ryland Director, and a Continuing Standard Pacific Director, who meets the qualifications set forth in the applicable committee charter, shall be appointed as an alternate for a committee member or chair who is a Continuing Standard Pacific Director.

SECTION 10.5 Amendments. During the Specified Period, the provisions of this Article X may be modified, amended or repealed, and any Bylaw provision or other resolution inconsistent with this Article may be adopted, or any such modification, amendment, repeal or inconsistent Bylaw provisions or other resolutions recommended for adoption by the stockholders of the Corporation, only by an affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors. In the event of any inconsistency between any other provision of these Bylaws and any provision of this Article X, the provisions of this Article X shall control. Following the end of the Specified Period, this Article X shall automatically and without further action become void and be of no further force and effect.

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